Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF MAY 15, 2009,

BY AND AMONG

QUICKSILVER RESOURCES INC.,

AS SELLER,

AND

ENI US OPERATING CO. INC.

AND

ENI PETROLEUM US LLC,

AS BUYERS

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(continued)
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(continued)
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-iii-

(continued)
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Section 16.14	No Recordation	50
Section 16.15	Time of Essence	50

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APPENDICES

Appendix A	-	Definitions

EXHIBITS

Exhibit 8.3	-	General Conveyance
Exhibit 11.2(c)	-	Affidavit of Non-Foreign Status
Exhibit 11.2(d)	-	Joint Development Agreement
Exhibit 11.2(e)	-	Area of Mutual Interest Agreement
Exhibit 11.2(f)	-	Joint Operating Agreement
Exhibit 11.2(g)	-	Use and Access Agreement
Exhibit 11.2(i)	-	Gathering Agreement

SCHEDULES

Schedule A-1	-	Property Schedule
Schedule A-2	-	Excluded Assets
Schedule A-3	-	Certain Permitted Encumbrances
Schedule A-4	-	Option Properties
Schedule 4.1(d)	-	Seller’s Conflicts
Schedule 4.1(e)	-	Seller’s Consents
Schedule 4.1(f)	-	Seller’s Actions
Schedule 4.1(g)	-	Compliance with Laws
Schedule 4.1(j)	-	Material Contracts
Schedule 4.1(k)	-	Tax Matters
Schedule 4.1(n)	-	Capital Commitments
Schedule 4.1(o)	-	Payments for Production
Schedule 4.1(p)	-	Suspense
Schedule 4.1(s)	-	Environmental
Schedule 6.7	-	Operational Defects
Schedule 7.1	-	Preference Rights and Transfer Requirements
Schedule 8.1	-	Conduct of Business
Schedule 8.3	-	Division of Assets
Schedule 8.12		Existing Liens

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 15, 2009, is by and among QUICKSILVER RESOURCES INC., a Delaware corporation (“Seller”), and ENI US OPERATING CO. INC., a Delaware corporation (“Eni Operating”), and ENI PETROLEUM US LLC, a Delaware limited liability company (“Eni Petroleum”; Eni Petroleum together with Eni Operating being hereinafter referred to as “Buyers”).  Seller and each of the Buyers are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller owns undivided interests in certain oil and gas leases, royalty interests, mineral interests and related assets located in the Fort Worth Basin in the State of Texas; and

WHEREAS, Seller desires to sell to Buyers, and Buyers desire to purchase from Seller, an undivided twenty-seven and five-tenths percent (27.5%) of such interests in such oil and gas leases, royalty interests, mineral interests and related assets upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                Certain Defined Terms.  Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

Section 1.2                                References, Gender, Number.  All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise.  Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.  Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE 2
SALE AND PURCHASE OF ASSETS

Section 2.1                                Sale and Purchase.  On and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyers, and Buyers agree to purchase from Seller, the Assets.

ARTICLE 3
PURCHASE PRICE AND PAYMENT

Section 3.1                                Purchase Price.  The purchase price for the sale and conveyance of the Assets to Buyers is Two Hundred Eighty Million and No/100 Dollars ($280,000,000.00) (the “Purchase Price”), subject to adjustment in accordance with the terms of this Agreement.  The “Adjusted Purchase Price” shall be the Purchase Price (a) as adjusted by the Initial Adjustment Amount determined pursuant to Section 3.4, (b) as adjusted for payments of portions of the Purchase Price received by Seller from holders of Preference Rights contemporaneously with Closing in accordance with and as contemplated by Section 7.3, (c) as adjusted downward for Title Defects, if any, in accordance with Section 6.2(e), (d) as adjusted for gas imbalances, if any, pursuant to Section 3.6 and (e) as adjusted downward on account of an Option Failure occurring prior to the Closing Date as set forth in Section 8.10.

Section 3.2                                Payment.  Contemporaneously with the execution of this Agreement, Buyers have deposited an amount equal to ten percent (10%) of the Purchase Price with the Escrow Agent pursuant to the Escrow Agreement as a deposit hereunder (the “Deposit”).  If the Closing occurs, Buyers and Seller agree that they will direct the Escrow Agent to pay the Deposit together with all interest earned thereon to Seller at the Closing and that the Deposit (but not the interest earned thereon), when received by Seller, shall be credited against the Adjusted Purchase Price.  Buyers acknowledge and agree that the interest earned on the Deposit shall not be credited against the Adjusted Purchase Price, but shall be paid and belong to Seller.  At the Closing, Buyers shall assume the Assumed Liabilities and, subject to the second sentence of this Section 3.2, shall wire transfer the Adjusted Purchase Price in immediately available funds to Quicksilver Resources Inc., JPMorgan Chase Bank, N.A., ABA No. 021000021 for the account of Seller, Account No. 08806377907, or such other account or accounts specified by Seller to Buyers on or prior to the Business Day immediately preceding the Closing Date.

Section 3.3                                Allocation of Purchase Price.  As soon as reasonably practicable after the Closing, the Parties shall agree to allocate, in accordance with Section 1060 of the Code, the Adjusted Purchase Price (plus other capitalized costs) among the Assets.  For purposes of such allocation, the Parties shall use, to the extent possible, the Allocated Values.  Buyers shall provide a proposed allocation to Seller, and thereafter, Buyers and Seller will act in good faith and reasonably cooperate with each other to agree on the final allocation (as finalized, the “Tax Allocation Schedule”).  Each of the Parties (or its applicable Affiliate) shall file a Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis, reporting the allocation of the Adjusted Purchase Price (plus other capitalized costs) consistent with the Tax Allocation Schedule.  Each of the Parties (or its applicable Affiliate) shall file, on a timely basis, any amendments required to such Form 8594 as a result of a subsequent increase or decrease in the Adjusted Purchase Price pursuant to this Agreement.  Except as required by Law, none of the Parties (or their applicable Affiliates) shall take any position on its Tax Returns that is inconsistent with the allocation of the Adjusted Purchase Price (plus other capitalized costs) as so agreed or as adjusted.

Section 3.4                                Adjustment Period Cash Flow.

(a)           Initial Adjustment Amount.  Without limitation of Buyers’ rights pursuant to Section 14.2, the Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the Net Cash Flow with respect to the Assets for the time period beginning at the Effective Time through but excluding the Closing Date (the “Adjustment Period”).  Seller shall deliver to Buyers on or prior to the fifth (5th) Business Day preceding the Closing Date a statement (the “Adjustment Statement”) setting forth Seller’s preliminary determination (the “Initial Adjustment Amount”) of the Net Cash Flow.  If the Initial Adjustment Amount shown on the Adjustment Statement is a positive number, then the Purchase Price shall be increased by such amount.  If the Initial Adjustment Amount shown on the Adjustment Statement is a negative number, then the Purchase Price shall be decreased by such amount.

(b)           Basis of Adjustments.  Except with respect to any costs and expenses of drilling and completing any Well by Seller as more fully described in Section 3.4(c), the Adjustment Statement shall be based upon actual information available to Seller at the time of its preparation.  There shall be attached to the Adjustment Statement such supporting documentation and other data as is reasonably necessary to provide a basis for the Net Cash Flow or as may be reasonably requested by Buyers.

(c)           Net Cash Flow.  The “Net Cash Flow” shall be the algebraic sum of (i) a positive amount equal to the aggregate amount incurred and paid by Seller as Seller’s share of the costs of acquisition, exploration, development, construction, maintenance, operation, abandonment and production of the Assets with respect to the Adjustment Period, including, but not limited to, royalties, overriding royalties, net profit interests and other similar burdens on production; Production Taxes; the cost of maintaining leaseholds, easements, rights-of-way or other interests included in the Assets; option payments; the cost of acquiring new leasehold, easements, rights-of-way and other interests that shall, upon acquisition, become part of the Assets; the cost of extension or renewal of any interest included in the Assets; the cost of treating, processing, storing, compressing, transporting, selling, marketing and otherwise handling and dealing with Hydrocarbon production with respect to the Assets; the cost of any exploration, development or construction activities on the Assets; costs of insurance coverage (including prepayments of any of the foregoing costs, which prepayments shall be prorated in the manner contemplated by Section 3.4(d)); provided, however, (i) any costs and expenses associated with the drilling and/or completion by Seller of any Well (other than the Wells addressed in item (ii) of this provision) during the Adjustment Period, or which are otherwise included in the Turnkey Drilling Rate or Turnkey Completion Rate, will be calculated in the manner contemplated by Section 4.1 of the Joint Development Agreement irrespective of the actual costs and expenses paid by Seller, and (ii) $201,140 of the costs and expenses associated with the drilling of the Alliance D-6H Well and the Alliance Saratoga A-10H Well shall be included in the calculation of Net Cash Flow irrespective of the actual costs and expenses incurred by Seller to drill same or when such costs are paid by Seller (the “Property Costs”); (ii) a negative amount equal to the aggregate gross proceeds received by Seller from the sale of Hydrocarbons produced from or attributable to the Assets during the Adjustment Period or from the sale, salvage or other disposition of any Assets during the Adjustment Period; provided, however, that, for the purposes of determining Net Cash Flow, gaseous Hydrocarbons shall be deemed to have been sold for an amount per MMBtu equal to the Guaranteed Rate, whether actually sold for more or less; and (iii) a negative amount equal to the aggregate amount of any costs incurred under clause (i) above and reimbursed to Seller by any third Person (unless such reimbursement is accounted for under clause (ii) above); provided, however, the amounts held by Seller for the account or benefit of any third Person joint interest owners shall not be included in the calculation of Net Cash Flow, and therefore, shall not have an effect on the Purchase Price.  If an operating agreement is not in place during any part of the Adjustment Period with respect to any Asset for which Seller or an Affiliate of Seller is acting as operator, then overhead charges of the operator for such Asset with respect to such part of the Adjustment Period shall be Seven Hundred Dollars ($700) per producing Well per month, (y) deemed incurred by Seller and (z) charged and allocated to such Asset for purposes of determining Net Cash Flow; provided, however, that no other general and administrative costs and other indirect expenses shall be included in the calculation of Net Cash Flow, except if and to the extent charged pursuant to an applicable existing operating agreement, and, to the extent that any overhead costs are included in the Turnkey Drilling Rate or Turnkey Completion Rate, such overhead costs shall not be charged to Buyers and shall not be included in the determination of Net Cash Flow, except insofar as such costs are included in the Turnkey Drilling Rate or Turnkey Completion Rate.

(d)           Interpretation.  The term “incurred,” as used in this Section 3.4 and with respect to Article 12, and the amount of each adjustment to the Purchase Price, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.  Surface use fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based upon the number of days in the applicable period falling before, or on or after, the Effective Time.  Production Taxes shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before and on or after the Effective Time.

Section 3.5                                Post Closing Review.  After the Closing, Seller shall review the Adjustment Statement and determine the actual Net Cash Flow.  On or prior to the ninetieth (90th) day after the Closing Date, Seller shall present Buyers with a statement of the actual Net Cash Flow and such supporting documentation as is reasonably necessary (and as may be reasonably requested by Buyers) to support the Net Cash Flow shown therein (the “Final Adjustment Statement”).  Buyers will give personnel, accountants and representatives of Seller reasonable access to Buyers’ premises and to its books and records to the extent relating to the Assets for purposes of preparing the Final Adjustment Statement and will cause appropriate personnel of Buyers to assist Seller and Seller’s personnel, accountants and representatives, at no cost to Seller, in the preparation of the Final Adjustment Statement; provided, however, that Buyers shall not be required to provide such access (or assistance with respect thereto) to the extent related to information concerning Buyers that is not publicly available unless and until the Parties have executed an amendment to the Confidentiality Agreement (or other agreement), in form and substance reasonably satisfactory to Buyers, providing that any such non-publicly available information to which Seller (or any employee, contractor, accountant or other representative thereof) is given access shall be confidential and shall not be disclosed or otherwise used except in furtherance of the transactions contemplated by this Agreement, and except as may be required pursuant to applicable Law.  Seller will give personnel, accountants and representatives of Buyers reasonable access to Seller’s premises and to its books and records to the extent relating to the Assets for purposes of reviewing the calculation of Net Cash Flow and will cause appropriate personnel of Seller to assist Buyers and Buyers’ personnel, accountants and representatives, at no cost to Buyers, in verification of such calculation.  The Final Adjustment Statement shall become final and binding on Seller and Buyers as to the Net Cash Flow (subject, however, to Article 12) thirty (30) days following the date the Final Adjustment Statement is received by Buyers, except to the extent that prior to the expiration of such 30-day period Buyers shall deliver to Seller one or more notices, as hereinafter required, of its disagreement with the contents of the Final Adjustment Statement.  Such notices shall be in writing and set forth all of Buyers’ disagreements with respect to any portion of the Final Adjustment Statement, together with Buyers’ proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes.  Any disagreements with or changes to the Final Adjustment Statement not included in such notices shall be waived by Buyers.  If Buyers have timely delivered one or more notices of disagreement to Seller in the manner required above, then, upon written agreement between Buyers and Seller resolving all disagreements of Buyers set forth in such notices, the Final Adjustment Statement (including any revisions thereto as are so agreed) will become final and binding on Buyers and Seller as to the Net Cash Flow.  If the Final Adjustment Statement has not become final and binding by the one hundred fiftieth (150th) day following the Closing Date, then Buyers or Seller may submit any unresolved disagreements of Buyers set forth in the aforesaid notices to the Houston office of PricewaterhouseCoopers, LLP or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Seller and Buyers, or, if Buyers and Seller are unable to agree upon a firm within ten (10) days after being notified of Pricewaterhouse Coopers, LLP’s inability or unwillingness to serve, a firm selected by the Houston, Texas office of the American Arbitration Association (the “Accounting Arbitrator”) for final and binding determination.  The fees and expenses of the Accounting Arbitrator in making such determination shall be shared fifty percent (50%) by Buyers and fifty percent (50%) by Seller.  The Accounting Arbitrator shall conduct the arbitration proceedings in Fort Worth, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.5.  Upon resolution of such unresolved disagreements of Buyers, the Final Adjustment Statement (including any revisions thereto as are so resolved or agreed), shall be conclusive, final and binding on Buyers and Seller as to the Net Cash Flow.  The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal.  In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of this Agreement and may not increase the Purchase Price by more than the increase proposed by Seller nor decrease the Purchase Price by more than the decrease proposed by Buyers, as applicable.  The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section 3.5), or penalties to any Party with respect to any matter.  Seller and Buyers shall each bear their own legal fees and other costs of presenting their case to the Accounting Arbitrator.  If the final amount of Net Cash Flow is more or less than the Initial Adjustment Amount, the Adjusted Purchase Price shall be redetermined under Section 3.1 using such final amount of Net Cash Flow.  If such redetermination under Section 3.1 results in a reduction in the Adjusted Purchase Price, Seller shall pay Buyers the amount of such reduction.  If such redetermination results in an increase in the Adjusted Purchase Price, Buyers shall pay Seller the amount of such increase.  Within three

(3) Business Days after the Final Adjustment Statement (as so resolved or agreed) becomes final and binding, Seller or Buyers, as appropriate, shall pay to the other Party the amount of such increase or reduction, if any, in the Adjusted Purchase Price, together with interest on the amount of such increase or reduction from the Closing Date until paid at the Agreed Rate.

Section 3.6                                Gas Imbalance Adjustments.  The Purchase Price shall be:

(a)           reduced by the product obtained by multiplying the aggregate volume of MMBtu owed by Seller to a third Person as of the Effective Time for production imbalances or overlifts attributable to the Properties by the Guaranteed Rate; and

(b)           increased by the product obtained by multiplying the aggregate volume of MMBtu owed by a third Person to Seller as of the Effective Time for production imbalances or overlifts attributable to the Properties by the Guaranteed Rate.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1                                Representations and Warranties of Seller.  Seller represents and warrants to Buyers as follows:

(a)           Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.  Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets owned or leased by it makes such qualification necessary.

(b)           Authority.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder (and under all documents required to be executed and delivered and actions to be performed by Seller pursuant hereto).  The execution, delivery and performance of this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

(c)           Enforceability.  This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)           No Conflict or Violation.  Except for any exceptions set forth in Section 4.1(e) (or referenced in Schedule 4.1(e)), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will (i) conflict with or result in a violation or breach of or default under any provision of the certificate of incorporation, by-laws or other similar governing documents of Seller, (ii) conflict with or result in a violation or breach of or default (whether currently or with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any agreement, indenture or other instrument under which Seller is bound and to which any Asset is subject, or (iii) violate or conflict with any Law applicable to Seller or any Asset (or Seller’s ownership or operation thereof), other than, in the case of the matters described in clauses (ii) and (iii) of this Section 4.1(d), such conflicts, breaches, violations or defaults as will not have a Material Adverse Effect.

(e)           Consents.  Except for (i) consents or approvals of, or filings with, any applicable Governmental Authorities in connection with assignments of the Assets which are not customarily obtained prior to the assignment of the Assets, (ii) Preference Rights and Transfer Requirements, and (iii) other consents, approvals, authorizations, permits, filings or notices described in Schedule 4.1(e), no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller.

(f)           Actions.  Except as set forth in Schedule 4.1(f), (i) there is no Action pending (with service of process therein having been made on Seller) or, to the knowledge of Seller, threatened (or pending without service of process therein having been made on Seller) to which Seller is (or is threatened to be made) a party and which relates to the Assets, other than Actions which are not reasonably expected to have a Material Adverse Effect; and (ii) without limiting the foregoing, to the knowledge of Seller, no written or electronic notice from any third Person has been received by Seller claiming or calling attention to any violation of Law which relates to the Assets, or, in the case of a Governmental Authority, claiming or calling attention to any possible violation of Law which relates to the Assets, other than any such violation or possible violation which is not reasonably expected to have a Material Adverse Effect.

(g)           Compliance with Laws.  Except as set forth in Schedule 4.1(g), (i) Seller has no knowledge of any violation by Seller of any Law with respect to the Assets, other than violations of Law which are not reasonably expected to have a Material Adverse Effect and (ii) to the knowledge of Seller, all necessary permits, licenses, approvals, consents, certificates, and other authorizations with respect to the ownership or operation of the Assets are in full force and effect, and no violations exist in respect thereof, other than those, the failure of which to obtain or maintain or the violation of which, would not have a Material Adverse Effect; provided, that, no representation or warranty made in this Section 4.1(g), shall apply with respect to (x) violations of Environmental Law, (y) violations of Law relating to Tax, except as set forth in Section 4.1(k), or (y) Seller’s title to the Assets.

(h)           Brokerage Fees and Commissions.  Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyers shall incur any liability, whether directly or indirectly.

(i)           Insolvency.

(i)           There are no bankruptcy, reorganization, receivership or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against Seller or any Affiliate of Seller.

(ii)           The Assets are not being, and to the knowledge of Seller, have not been, assigned, transferred, conveyed, pledged, disposed of, delegated or otherwise alienated, in whole or in part, in any manner (whether by assignment, merger, change of control, sale of stock, assignment for the benefit of creditors, receivership, bankruptcy or otherwise), and whether by Seller or any Affiliate of Seller or any other Person, with the actual intent to hinder, delay, or defraud any creditor.

(iii)           Immediately prior to and immediately subsequent to the Closing, neither Seller nor any Affiliate of Seller will have incurred, nor does such Person intend to or believe that it will incur, debts or obligations (including, without limitation, contingent obligations, and including the obligations of Seller under or with respect to this Agreement), beyond such Person’s ability to pay such debts and obligations as they mature or come due.

(iv)           Seller agrees for and on behalf of itself and its Affiliates that the Purchase Price (as adjusted pursuant to this Agreement) constitutes reasonable value for the Assets, and Seller has not paid less than reasonable value for the purchase, sale, or other transfer of the Assets.  The transactions contemplated by this Agreement are not in satisfaction of any antecedent or preexisting debt owed by Seller to Buyers.

(j)           Material Contracts.

(i)           Schedule 4.1(j) sets forth a list of all Material Contracts that exist as of the date of this Agreement.  Prior to the Closing Date, Seller will provide or cause to be provided to Buyers access to true, correct, and complete copies of such Material Contracts, together with any amendments and supplements thereto.

(ii)           Except as set forth in Schedule 4.1(j), Seller is not in breach of, or default under, and to the knowledge of Seller, no other Person is in breach of, or default under, any Material Contract, and there does not exist under any provision thereof, to the knowledge of Seller, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by any Person, except for such breaches, defaults and events as to which requisite waivers or consents have been or are being obtained or which would not, individually or in the aggregate, have a Material Adverse Effect.

(k)           Tax Matters.

(i)           Except for Taxes being contested in good faith in connection with the matters set forth in Schedule 4.1(k), each material Tax Return required to be filed with respect to the Assets has been timely and properly filed and all material Taxes with respect to the Assets have been timely and properly paid.  All such Tax Returns are correct and complete in all material respects.

(ii)           Except for Taxes not yet due and payable, Seller has not received written notice of any claim from any applicable Governmental Authority for the assessment of any Taxes with respect to the Assets.  There is not currently in effect any extension or waiver of any statute of limitation of any jurisdiction regarding the assessment or collection of Taxes with respect to the Assets.  There are no administrative proceedings or lawsuits pending against the Assets by any applicable Governmental Authority with respect to Taxes.

(iii)           No lien or encumbrance (other than Tax liens contested in good faith and for which adequate reserves are maintained in accordance with the Accounting Principles) exists (whether or not filed in the real property records of any applicable Governmental Authority) on or with respect to any Assets as a result of a failure to pay Taxes; provided, however, that, to the extent notice of any such Tax lien or encumbrance is not filed in the real property records of an applicable Governmental Authority, this representation shall be deemed to be qualified by the knowledge of Seller.

(iv)           None of the Assets are subject to any Tax partnership agreement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(l)           Wells.  There is no Well (including, without limitation, any “orphan well”) or piece of Equipment included in the Assets that:

(i)           Seller is obligated on the date of this Agreement by applicable Law or agreement to plug and abandon, abandon, decommission, remove, or otherwise dispose of;

(ii)           to the knowledge of Seller, has been plugged and abandoned, abandoned, decommissioned, removed, or otherwise disposed of other than in compliance in all material respects with applicable Law or agreement; and

(iii)           is subject to penalties on allowables after the Effective Time because of any overproduction.

(m)           Equipment.  To the knowledge of Seller, all Wells and Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, other than any non-operable state of repair that would not have a Material Adverse Effect.

(n)           Outstanding Capital Commitments.  Except as set forth on Schedule 4.1(n), as of the date of this Agreement, there are no outstanding authorities for expenditure or other commitments, whether oral or written, to conduct any operations or expend any amount of money on or with respect to the Assets which are binding on Seller or the Assets and will be binding on Buyers after Closing and which Seller reasonably anticipates will require the expenditure of money in excess of Five Hundred Thousand Dollars ($500,000) (net to the interest being conveyed to Buyers pursuant to this Agreement) per item.

(o)           Payments for Production.  Except as set forth on Schedule 4.1(o), Seller is not obligated by virtue of a take-or-pay payment, advance payment, make-whole payment, or other similar payment (other than royalties, overriding royalties, and similar arrangements established in the Leases or reflected on the Property Schedule), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Assets at some future time without receiving payment therefor at or after the time of delivery, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(p)           Suspense.  Except as set forth on Schedule 4.1(p), proceeds from the sale of Hydrocarbons produced from or attributable to the Assets are being paid by or on behalf of Seller in compliance with the terms of the Leases, Surface Agreements and other applicable instruments and applicable Law without suspension or indemnity other than standard division order suspensions or indemnities, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(q)           Status of Seller.  Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)           Records and Reserve Report.  The historical factual information provided to Schlumberger by Seller regarding the Assets for the preparation of the Reserve Report (including, without limitation, historical costs of operation and production volumes), was accurate in all material respects when furnished.

(s)           Environmental.  Except as set forth on Schedule 4.1(s) and except as would not have a Material Adverse Effect:

(i)           to the knowledge of Seller, the Assets and Seller with respect to the Assets are in compliance with the requirements of all Environmental Laws;

(ii)           to the knowledge of Seller, all permits, licenses, approvals, consents, certificates and other authorizations required by Environmental Laws with respect to the ownership or operation of the Assets (the “Environmental Permits”) have been properly obtained and are in full force and effect, and the Assets are in compliance with the Environmental Permits;

(iii)           no written claims have been received by Seller with respect to the Assets that relate to Hazardous Materials or to matters covered by Environmental Laws or Environmental Permits;

(iv)           to the knowledge of Seller, there are no facts, conditions, or circumstances in connection with, related to or associated with the Assets, the ownership or operation of any thereof, or the disposal or removal of Hazardous Materials from the Assets that could reasonably be expected to give rise to any Action or other assertion that

Seller, the Assets, or the ownership or operation of any thereof gives rise to any liability under or in connection with any Environmental Law or Environmental Permit; and

(v)           to the knowledge of Seller, there are and have been no Hazardous Materials that have been disposed of or released on, in, from or under the Assets that could reasonably be expected to result in a violation of any Environmental Law, any claim of exposure to or damage from any such Hazardous Material, or in a liability or obligation under any Environmental Law to perform any remediation, removal, response, restoration, abatement, investigation or monitoring.

Section 4.2                                Representations and Warranties of Buyers.  Buyers represent and warrant to Seller as follows:

(a)           Organization and Qualification.  Eni Petroleum is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as it is now being conducted.  Eni Operating is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.  Each Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets to be acquired by it makes such qualification necessary.

(b)           Authority.  Buyers have all requisite limited liability company, in the case of Eni Petroleum, and corporate, in the case of Eni Operating, power and authority to execute and deliver this Agreement and to perform each of their respective obligations under this Agreement (and under all documents required to be executed and delivered and actions to be performed by any Buyer pursuant hereto).  The execution, delivery and performance of this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company, in the case of Eni Petroleum, and corporate, in the case of Eni Operating, action on the part of Buyers.

(c)           Enforceability.  This Agreement constitutes a valid and binding agreement of each Buyer enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)           No Conflict or Violation.  Except for any exceptions set forth in Section 4.2(e), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyers will (i) conflict with or result in a violation or breach of or default under any provision of the certificate of incorporation, by-laws, operating agreement or other similar governing documents of either Buyer or any material agreement, indenture or other instrument under which either Buyer is bound or (ii) violate or conflict with any Law applicable to either Buyer or the Assets.

(e)           Consents.  No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyers or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyers.

(f)           Actions.  There is no Action pending (with service of process therein having been made on either Buyer) or, to the knowledge of either Buyer, threatened (or pending without service of process therein having been made on either Buyer) to which either Buyer is (or is threatened to be made) a party, other than Actions which are not reasonably expected by either Buyer to have a material adverse effect on either Buyer.

(g)           Brokerage Fees and Commissions.  Neither Buyers nor any respective Affiliate of either Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

(h)           Qualified Owner.  Each Buyer (i) is, or as of the Closing Date will be, qualified under Law to own the Assets and (ii) has, or as of the Closing Date will have, complied with any necessary governmental bonding requirements required for its ownership of the Assets.

(i)           Funds.  Buyers have, and at all times prior to Closing will have, sufficient funds available to enable Buyers to consummate the transactions contemplated hereby and to pay the Adjusted Purchase Price and all related fees and expenses of Buyers.

(j)           Buyers’ Knowledge.  Neither Buyer has any knowledge that Seller is currently in breach of any representation or warranty of Seller in Section 4.1.

(k)           No Distribution.  Buyers are experienced and knowledgeable investors in the oil and gas business, Buyers are able to bear the economic risks of their acquisition and ownership of the Assets, and Buyers are capable of evaluating (and have evaluated) the merits and risks of the Assets and Buyers’ acquisition and ownership thereof.  Prior to entering into this Agreement, Buyers were advised by their counsel and such other persons they have deemed appropriate concerning this Agreement and have relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of the Properties, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto.  Buyers are each an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for their own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities Laws.

(l)           Insolvency.

(i)           There are no bankruptcy, reorganization, receivership or arrangement proceedings pending against, being contemplated by, or, to the knowledge of each Buyer, threatened against any Buyer or any Affiliate of any Buyer.

(ii)           Immediately prior to and immediately subsequent to the Closing, no Buyer or any Affiliate of any Buyer will have incurred, nor does such Person intend to or believe that it will incur, debts or obligations (including, without limitation, contingent obligations, and including the obligations of the Buyers under or with respect to this Agreement), beyond such Person’s ability to pay such debts and obligations as they mature or come due.

(iii)           Buyers agree for and on behalf of themselves and their respective Affiliates that the Purchase Price (as adjusted pursuant to this Agreement) constitutes reasonable value for the Assets.  The transactions contemplated by this Agreement are not in satisfaction of any antecedent or preexisting debt owed by Buyers to Seller.

ARTICLE 5
ACCESS TO INFORMATION; ETC.

Section 5.1                                General Access.  Subject to Section 5.3 (which shall govern all environmental reviews, inspections and audits), Seller has, and until the Closing Date (or earlier termination of this Agreement), Seller shall:

(a)           permit Buyers and their respective representatives to have reasonable access during normal business hours in Seller’s offices, and in a manner so as not to interfere unduly with the business operations of Seller, to (and the ability to copy in Seller’s offices) the Records insofar as Seller may do so without (i) violating any contractual restriction or applicable Laws or (ii) waiving any attorney/client, work product or like privilege (except insofar as such privileges relate to title opinions); and

(b)           subject to any required consent of any third Person, permit Buyers and their respective representatives at reasonable times and at Buyers’ sole risk, cost and expense, to conduct, in the presence of Seller’s representatives, reasonable inspections of the Assets;

provided, however, Buyers shall repair any damage to the Assets resulting from such inspections and do hereby indemnify and hold harmless, release and agree to defend the Seller Indemnified Persons from and against any and all Covered Liabilities to the extent arising from Buyers’ inspection of the Assets, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF THE SELLER INDEMNIFIED PERSONS AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION, EXCLUDING, HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON.  Nothing in this Agreement shall be construed to permit Buyers or their respective representatives to have access to any files, records, contracts or documents of Seller prepared in connection with this transaction or relating to any offers received by Seller for the sale of the Assets in competition with the Buyers’ offer, it being agreed that all such competing offers shall be the sole property of Seller.

Section 5.2                                Confidential Information.  Buyers agree to maintain all information made available to them pursuant to this Agreement confidential and to cause their respective directors, officers, employees, agents, representatives, consultants and advisors to maintain all information made available to them pursuant to this Agreement confidential, all as provided in that certain confidentiality agreement dated December 3, 2008, by and between Seller and Eni Operating, as amended by that certain First Amendment to Confidentiality Agreement dated as of April 8, 2009, by and between Seller and Eni Operating (the “Confidentiality Agreement”), which shall continue in full force and effect and the terms of which are incorporated herein by reference and made a part of this Agreement.

Section 5.3                                Environmental Review and Audit.

(a)           Environmental Access.  Commencing on the execution of this Agreement and continuing until the Closing Date (or earlier termination of this Agreement), subject to the restrictions contained in this Agreement and any required consent or waiver of any third Person, Seller shall (i) permit Buyers and their respective representatives to have access during normal business hours in the Seller’s offices, and in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s environmental files and records (including the ability to copy same in Seller’s offices, including field offices) in the possession or control of Seller (whether now or prior to the Closing Date), to the extent relating to the Assets and insofar as Seller may do so without waiving any attorney/client, work product or like privilege  and (ii) permit Buyers and the Environmental Consultant to have reasonable access during normal business hours to the Assets for the purpose of allowing Buyers and the Environmental Consultant to conduct an environmental inspection and audit of the Assets (collectively, the “Environmental Review”), all at Buyers’ sole risk, cost and expense.

(b)           Conduct of Review.  Prior to conducting the Environmental Review, Buyers shall furnish Seller with a proposed scope of the Environmental Review, including a description of the activities to be conducted and the approximate locations of such activities.  No Person other than the Environmental Consultant, the employees of each Buyer, and, to the extent related to the review of Seller’s environmental files and records related to the Assets, Buyers’ outside legal counsel, may conduct the Environmental Review.  Buyers shall not commence any activity proposed to be included in the Environmental Review unless and until such activity (including the approximate location thereof) has been approved in writing by Seller, which approval shall not be unreasonably withheld or delayed.  Seller shall have the right to be present during any inspection (including the Environmental Review) of the Assets and shall have the right, at its option and expense, to split samples with Buyers; provided, however, that, so long as Buyers have provided Seller with reasonable advance written notice of when they desire to conduct a proposed activity, Seller shall not withhold or delay its consent to any activity proposed to be conducted pursuant to the Environmental Review due solely to the inability of a representative of Seller to be present at such activity.  It is understood and agreed by the Parties that the proposed scope and list of activities provided to Seller pursuant to which Buyers will perform the Environmental Review may be modified during the course of the Environmental Review pursuant to the approval of Seller (including the oral approval of any on-site representative of Seller), which approval shall not be unreasonably withheld or delayed; provided however, that Buyers shall not conduct any sampling boring, drilling or operation of machinery without first obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

Section 5.4                                Buyers’ Responsibility for Review.  In connection with the Environmental Review, Buyers agree that Buyers, the Environmental Consultant and the employees, agents and contractors of each Buyer shall comply with all Laws and shall exercise reasonable care with respect to the Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances.  Specifically, but without limitation, when handling solid waste or hazardous substances, if any, discovered during the inspection of the Assets, Buyers, the Environmental Consultant and the employees, agents and contractors of each Buyer shall handle such waste or substances in accordance with all Laws.  Any soil or water samples taken by Buyers from the Assets shall become the sole property and responsibility of Buyers and will be managed consistent with the applicable rules and regulations of the U.S. Environmental Protection Agency and any other applicable Governmental Authority with regulatory authority.  Promptly after completing the Environmental Review, Buyers shall, at their sole cost and expense, restore the Assets to their original condition, in accordance with good engineering practice, if damaged due to the Environmental Review.  Failure by Buyers to comply with the requirements of this subsection within a reasonable time period will entitle (but shall not obligate) Seller to take any action reasonably necessary to correct such failure, all at Buyers’ expense.  Buyers shall maintain and shall cause their respective officers, directors, employees, agents, representatives, contractors, consultants and advisors to maintain all information obtained pursuant to the Environmental Review strictly confidential and shall not disclose the same to any third Person without the prior written consent of Seller, except to the extent required by Law.  Buyers shall provide Seller’s counsel with copies of any reports prepared and analytical test results received by Buyers or the Environmental Consultant promptly following Buyers’ preparation or receipt of the same.  Buyers do hereby indemnify and hold harmless, release and agree to defend the Seller Indemnified Persons from and against any and all Covered Liabilities, including all Environmental Liabilities, to the extent arising out of any violation by Buyers, Buyers’ outside legal counsel, the Environmental Consultant, or Buyers’, Buyers’ outside legal counsel’s or the Environmental Consultant’s officers, directors, employees, agents, representatives, contractors, consultants and advisors of the provisions of this Section or, in whole or in part, from Buyers’ or the Environmental Consultant’s inspection or testing of the Assets or handling any substances or samples in connection therewith, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF ANY SELLER INDEMNIFIED PERSON AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION, BUT EXCLUDING THE GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON.  Notwithstanding any other provision hereof, under no circumstances shall Buyers’ discovery during the Environmental Review of any Hazardous Materials or violations of Environmental Law that may be present at any location assessed hereunder be deemed to have caused or given rise to any Environmental Liabilities simply because such Hazardous Materials were discovered by Buyers or brought to Seller’s attention in connection with the Environmental Review.

ARTICLE 6
TITLE ADJUSTMENTS

Section 6.1                                General Disclaimer of Warranties and Representations.  Without limiting Buyers’ right to adjust the Purchase Price by operation of this Article 6 or

Section 8.10 and subject to the provisions of Section 8.12 and Section 10.2(f), and except for the special warranty of Defensible Title to be made in the Conveyance, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyers hereby acknowledge and agree that, except as provided above, Buyers’ sole remedy for any Title Defect with respect to any of the Assets shall be pursuant to the procedures set forth in this Article 6.  Buyers shall not be entitled to protection under the special warranty of Defensible Title to be contained in the Conveyance against any Option Failure (which failure is addressed in Section 8.10 and in the Joint Development Agreement), any Title Defect asserted by Buyers under this Article 6 or for any other Title Defect of which Buyers had knowledge prior to the expiration of the Examination Period.

Section 6.2                                Buyers’ Title Review.

(a)           Buyers’ Assertion of Title Defects.  Commencing on the execution of this Agreement and continuing until 5:00 p.m., Central Daylight Time, on June 1, 2009 (the “Examination Period”), Buyers may furnish Seller written notice meeting the requirements of this Section 6.2(a) (a “Title Defect Notice”) setting forth any matters which, in Buyers’ reasonable opinion, constitute Title Defects.  For all purposes of this Agreement, Buyers shall be deemed to have waived any Title Defect which Buyers fail to assert as a Title Defect by a Title Defect Notice given to Seller on or before the expiration of the Examination Period.  To be effective, Buyers’ Title Defect Notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect.  The Parties acknowledge and agree that any dispute between the Parties as to the effectiveness of any notice furnished by Buyers to Seller pursuant to this Section 6.2(a) may be submitted for resolution by the Title Arbitrator pursuant to the arbitration procedures set forth in Section 6.5.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyers agree to give Seller written notice of any Title Defect which Buyers determine exist promptly following Buyers’ determination of the existence of same, which notice may be preliminary in nature and supplemented prior to the end of the Examination Period.  Buyers shall also promptly furnish Seller with written notice of any Seller Title Credit which is discovered by any employee or representative of either Buyer while conducting Buyers’ title review, due diligence or investigation with respect to the Assets.

(b)           Purchase Price Allocations.  A portion of the Purchase Price has been allocated to the various Property Subdivisions in the manner and in accordance with the respective values set forth in Part II of the Property Schedule.  The “Allocated Value” for any Property Subdivision equals the portion of the Purchase Price that is allocated to such Property Subdivision on Part II of the Property Schedule, increased or decreased (a) as set forth in Section 3.1(b), (c) and (d) with respect to such Property Subdivision, and (b) by a share of each adjustment to the Purchase Price under Section 3.1(a) (with respect to Net Cash Flow) and Section 3.1(e).  The share of each adjustment allocated to a particular Property Subdivision pursuant to item (b) of the immediately preceding sentence shall be obtained by allocating that adjustment among the various Property Subdivisions on a pro-rata basis in proportion to the Purchase Price allocated to such Property Subdivision on Part II of the Property Schedule.

(c)           Seller’s Assertion of Seller Title Credits.  Commencing on the execution of this Agreement and continuing until the expiration of the Examination Period, Seller may furnish Buyers written notice meeting the requirements of this Section 6.2(c) (a “Seller Title Credit Notice”) setting forth any matters which, in Seller’s reasonable opinion, constitute Seller Title Credits.  To be effective, a Seller Title Credit Notice must include (i) a brief description of the matter constituting the asserted Seller Title Credit, (ii) the claimed Seller Title Credit Amount attributable thereto, and (iii) supporting documents reasonably necessary for Buyers (as well as any title attorney or examiner hired by Buyers) to verify the existence of such asserted Seller Title Credit.  The Parties acknowledge and agree that any dispute between the Parties as to the effectiveness of any notice furnished by Seller to Buyers pursuant to this Section 6.2(c) may be submitted for resolution by the Title Arbitrator pursuant to the arbitration procedures set forth in Section 6.5.  SELLER SHALL BE DEEMED TO HAVE WAIVED FOR ALL PURPOSES (INCLUDING, WITHOUT LIMITATION, FOR THE PURPOSES OF THE JOINT DEVELOPMENT AGREEMENT AND ANY JOINT OPERATING AGREEMENT ATTACHED THERETO OR OTHERWISE APPLICABLE TO THE PROPERTIES) ANY SELLER TITLE CREDIT WHICH SELLER FAILS TO ASSERT AS A SELLER TITLE CREDIT BY A SELLER TITLE CREDIT NOTICE GIVEN TO BUYERS ON OR BEFORE THE EXPIRATION OF THE EXAMINATION PERIOD.

(d)           Seller’s Opportunity to Cure.

(i)           Without limiting Seller’s rights provided in Section 6.2(d)(ii) to cure asserted Title Defects following the Closing, Seller shall have until two (2) days prior to the Closing Date, at its cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Title Defects.  Any asserted Title Defects which are expressly waived in writing by Buyers or cured to Buyers’ reasonable satisfaction on or before the Closing Date shall be deemed “Permitted Encumbrances” hereunder.  Subject to Section 6.2(d)(ii) and Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, if Seller within such time fails to cure any Title Defect of which Buyers have given timely written notice as required above, and Buyers have not and do not waive same on or before the day immediately preceding the Closing Date, any Property Subdivision affected by such uncured and unwaived Title Defect shall be a “Title Defect Property”.

(ii)           If Buyers furnish to Seller timely Title Defect Notice(s) of one or more Title Defects and the same are not waived or cured as provided in Section 6.2(d)(i), Seller shall close the transactions contemplated hereby and retain the right to cure any of such Title Defects after Closing, and Seller’s election to cure such Title Defects shall not affect the calculation of the Adjusted Purchase Price to be paid at Closing pursuant to Section 3.2.  In such event, but subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, the Purchase Price shall be adjusted pursuant to Section 6.2(e).  Seller shall have one hundred twenty (120) days after the Closing Date in which to attempt to cure any such Title Defects.  The election by Seller to cure a Title Defect after the Closing shall not affect the Title Defect Amounts and Seller Title Credit Amounts used to determine the Adjusted Purchase Price to be paid at Closing pursuant to Section 3.2 or the rights and obligations of the Parties under Section 6.5 with respect to dispute resolution.  If Seller cures any such Title Defect, then Buyers shall promptly pay Seller the Title Defect Amount with respect to the Title Defect that is so cured, but not exceeding the aggregate amount of the reductions in the Purchase Price which Buyers received as a result of the applicable Title Defects, together with interest on the amount due Seller from the Closing Date through and including the date of payment at the Agreed Rate.  Furthermore, the Aggregate Deductible Amount shall be restored to the extent any portion of the Aggregate Deductible Amount was applied as a credit against the Title Defect Amount attributable to such cured Title Defect.  If a positive balance exists in the Aggregate Deductible Amount after any restorations or increases thereof pursuant to the foregoing, and Seller has suffered a reduction in the Purchase Price as a result of any one or more uncured Title Defects, Buyers shall pay to Seller an amount (together with interest thereon from the Closing Date through and including the date of payment at the Agreed Rate) equal to the lesser of (i) the amount by which the Purchase Price was reduced as a result of such uncured Title Defects and (ii) the then existing balance of the Aggregate Deductible Amount.

(iii)           Any dispute relating to whether and to what extent a Title Defect has been cured after Closing shall be resolved as set forth in Section 6.5, except that any such matter shall be submitted to the Title Arbitrator on or before ten (10) Business Days after the date described in Section 6.2(d)(ii).

(e)           Buyers’ Title Adjustments.  As Buyer’s sole and exclusive remedy with respect to Title Defects, Buyers shall be entitled to reduce the Purchase Price by the amount, if any, by which the aggregate amount of Title Defect Amounts which otherwise generate an adjustment to the Purchase Price exceed the Aggregate Deductible Amount.  The Aggregate Deductible Amount shall be restored to the extent that any portion thereof is applied as a credit against a Title Defect Amount attributable to a Title Defect which is subsequently cured by Seller or determined not to constitute a Title Defect.  As used herein, the term “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows and subject to the following conditions:

(i)           if the Title Defect results from Seller (or Buyers, as successors in interest to Seller) having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Part II of the Property Schedule, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property in Part II of the Property Schedule by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Part II of the Property Schedule;

(ii)           if the Title Defect results from Seller (or Buyers, as successors in interest to Seller) having a greater Working Interest in a Title Defect Property than the Working Interest specified therefor in Part II of the Property Schedule, the Title Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses forecasted in the Reserve Report with respect to such Title Defect Property for the period from and after the Effective Time which is attributable to such increase in Seller’s Working Interest; provided, however, that no Title Defect Amount shall be allowed on account of and to the extent that an increase in Seller’s Working Interest in a Property Subdivision has the effect of proportionately increasing Seller’s Net Revenue Interest in such Property Subdivision;

(iii)           if the Title Defect results from the existence of a lien, the Title Defect Amount shall be an amount necessary to unconditionally discharge such lien.

(iv)           if the Title Defect results from any matter not described in paragraphs (i), (ii) or (iii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in Part II of the Property Schedule to such Title Defect Property); provided, that if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v)           if a Title Defect is not effective or does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount;

(vi)           the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount;

(vii)           the adjustment to the Purchase Price attributable to Title Defects upon a given Title Defect Property shall not exceed the Allocated Value of the affected Property Subdivision; provided, however, that the foregoing shall not limit any adjustment to the Purchase Price pursuant to this Article 6 if and to the extent that any applicable Title Defect would constitute a Title Defect upon another Property Subdivision set forth in Part II of the Property Schedule;

(viii)                      if a Title Defect affects only a portion of a Property Subdivision (as contrasted with an undivided interest in the entirety of such Property Subdivision) and a portion of the Purchase Price has not been allocated specifically to such portion of a Property Subdivision in Part II of the Property Schedule, then for purposes of computing the Title Defect Amount, the portion of the Purchase Price allocated to such Property Subdivision shall be further allocated among the portions of such Property Subdivision in the proportion that the net acreage (or net acre feet, as appropriate) of such Property Subdivision affected by such Title Defect bears to the net acreage (or net acre feet, as appropriate) in the entire Property Subdivision.  In the event such Property Subdivision is subject to a unitization agreement, the foregoing allocation shall be made in a manner which is consistent with the allocation of production or productive acreage in such unitization agreement; and

(ix)           notwithstanding the foregoing, if the Title Defect Amount determined pursuant to the foregoing with respect to a Title Defect Property is $100,000.00 or less, then the Title Defect Amount with respect to such Title Defect Property shall be deemed zero.

Section 6.3                                Determination of Title Defects.  A Property Subdivision shall be deemed to have a “Title Defect” if Seller does not have Defensible Title thereto as of the Effective Time and as of the Closing Date.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall be deemed to be Permitted Encumbrances and shall not be asserted as, and shall not constitute Title Defects:  (i) defects arising out of lack of survey, (ii) defects arising out of lack of corporate authorization, unless Buyers provide affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (iii) defects based solely on (A) lack of information in Seller’s files or (B) references to a document(s) if such document(s) is not in Seller’s files, (iv) defects in the chain of title prior to January 1, 1950, unless Buyers provide affirmative evidence that the defect results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (v) defects relating to matters for which the applicable statute of limitations (including any extension thereof due to the failure of a Person to discover the facts or circumstances giving rise to such defect) has expired and (vi) defects which result from any Option Failure (which defects are addressed in Section 8.10).

Section 6.4                                Seller Title Credits.  A “Seller Title Credit” shall mean, with respect to a Property Subdivision, the amount by which the value of such Property Subdivision is enhanced by virtue of (a) Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue specified therefor in Part II of the Property Schedule or (b) Seller having a lesser Working Interest in such Property Subdivision than the Working Interest specified therefor in Part II of the Property Schedule, which amount  (the “Seller Title Credit Amount”) shall be determined as follows:

(i)           if the Seller Title Credit results from Seller (and Buyers, as successors in interest to Seller) having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II of the Property Schedule, the Seller Title Credit Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Property Subdivision in Part II of the Property Schedule by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property Subdivision in Part II of the Property Schedule;

(ii)           if the Seller Title Credit results from Seller (and Buyers, as successors in interest to Seller) having a lesser Working Interest in a Property Subdivision than the Working Interest specified therefor in Part II of the Property Schedule, the Seller Title Credit shall be equal to the present value (discounted at 10% compounded annually) of the decrease in the costs and expenses forecasted in the Reserve Report with respect to such Property Subdivision for the period from and after the Effective Time which is attributable to such decrease in Seller’s Working Interest;

(iii)           in determining the Seller Title Credit Amount, the principles and methodology set forth in paragraphs (v), (vi), (vii), and (viii) of Section 6.2(e) shall be applied, mutatis mutandis;

(iv)           no Seller Title Credit shall be allowed on account of and to the extent that a decrease in Seller’s Working Interest in a Property Subdivision has the effect of proportionately decreasing Seller’s Net Revenue Interest in such Property Subdivision; and

(v)           Notwithstanding the foregoing:

(1)           if a Seller Title Credit Amount determined pursuant to the foregoing with respect to a Property Subdivision is $100,000.00 or less, then such Seller Title Credit shall be deemed zero; and

(2)           there shall be no increase to the Aggregate Deductible Amount for Seller Title Credits which would otherwise generate an increase to the Aggregate Deductible Amount unless and until the aggregate amount of such Seller Title Credits exceeds Seven Million Dollars ($7,000,000), and then only to the extent that such aggregate amount exceeds such amount.

Section 6.5                                Dispute Resolution.

(a)           Determination of Title Defects and Seller Title Credits for Closing.  Seller and Buyers shall attempt to agree upon all Title Defects, Seller Title Credits, Title Defect Amounts and Seller Title Credit Amounts on or before the Closing Date.  If Seller and Buyers are unable to agree by that date, then Buyers’ good faith estimate shall be used to determine the Adjusted Purchase Price to be paid by Buyers at Closing pursuant to Section 3.2, and the Title Defects, Seller Title Credits, Title Defect Amounts and Seller Title Credit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to Section 6.5(b).

(b)           Title Arbitration.  On or before a date that is ten (10) Business Days following the Closing Date (or the period described in Section 6.2(d)(iii), with respect to Title Defects that Seller has elected to cure pursuant to Section 6.2(d)(ii), or as contemplated by Section 15.1(a)(iii), with respect to the disputes which are described therein and subject to the limitations stated therein), Title Defects, Seller Title Credits, Title Defect Amounts and Seller Title Credit Amounts in dispute shall be submitted to Terry I. Cross of McClure & Cross LLP, or, if such Person in unwilling or unable to serve, a title attorney with at least ten (10) years’ experience in oil and gas titles in Texas as selected by mutual agreement of Buyers and Seller, or, absent such agreement during such ten (10) Business Day period, by the Houston office of the American Arbitration Association (the “Title Arbitrator”).  The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  The arbitration proceeding shall be held in Fort Worth, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 6.5(b).  The Title Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute (or, with respect to disputes which are the subject of Section 15.1(a)(iii), the later of (1) ten (10) days after submission of the matters in dispute or (2) the second Business Day preceding the Termination Date) and shall be final and binding upon the Parties, without right of appeal.  In making his determination, the Title Arbitrator shall be bound by the provisions of this Article 6 and may consider such other matters as in the opinion of the Title Arbitrator are reasonably necessary or helpful to make a proper determination.  Additionally, the Title Arbitrator may consult with and engage disinterested third Persons to advise the Title Arbitrator, including petroleum engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Seller Title Credits, Title Defect Amounts and Seller Title Credit Amounts submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter.  Seller and Buyers shall each bear their own legal fees and other costs of presenting their cases.  Buyers shall bear one-half of the costs and expenses of the Title Arbitrator, and Seller shall be responsible for the remaining one-half of the costs and expenses.  Any disputes relating to Title Defects, Seller Title Credits, Title Defect Amounts and Seller Title Credit Amounts not submitted to the Title Arbitrator pursuant to the first sentence of this Section 6.5(b) shall be deemed to be waived.

Section 6.6                                No Duplication.  Notwithstanding anything herein provided to the contrary, if a Title Defect results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Section 4.1, then Buyers shall only be entitled to assert such matter as a Title Defect pursuant to this Article 6 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

Section 6.7                                Operational Defects.  As of the date hereof, Buyers have identified defects (the "Operational Defects") affecting certain of the Assets, which Operational Defects are more particularly described in Schedule 6.7.  The Parties acknowledge and agree that (a) the rights and obligations of the Parties with respect to the Operational Defects shall be as set forth in the Joint Development Agreement and shall not be subject to the remainder of this Article 6 (including without limitation, Section 6.2(e)(ix)), and no amounts asserted by Buyers with respect thereto shall be taken into account in determining whether the Aggregate Deductible Amount has been exceeded and (b) Buyers shall not have the right to assert any additional matters similar to the Operational Defects as Title Defects pursuant to this Article 6 or the Conveyance.

ARTICLE 7
PREFERENCE RIGHTS AND TRANSFER REQUIREMENTS

Section 7.1                                Compliance.  Buyers’ purchase of the Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements.  To Seller’s knowledge, all agreements containing (a) a Preference Right which is triggered as a result of the transactions contemplated by this Agreement are set forth in Part I of Schedule 7.1 and (b) a Transfer Requirement which is triggered as a result of the transactions contemplated by this Agreement are set forth in Part II of Schedule 7.1.  Promptly after the date hereof, Seller shall prepare and send notices to the holders of any such Preference Rights and rights with respect to such Transfer Requirements (and the holders of any other Transfer Requirements or Preference Rights that Seller discovered prior to the Closing Date, or, with respect to Preference Rights, before, on or after the Closing Date), which notices shall comply with the terms of the applicable

Preferential Right or Transfer Requirement and shall be in form and substance reasonably satisfactory to Buyers, requesting consents, approvals and waivers, as applicable, of such rights with respect to the transactions contemplated by this Agreement.  Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

Section 7.2                                Allocations.  The portion of the Purchase Price to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) shall be the Allocated Value therefor.  If a Preference Right affects only a portion of a Property Subdivision and a portion of the Purchase Price has not been allocated specifically to such portion of a Property Subdivision in Part II of the Property Schedule, then the portion of the Purchase Price to be allocated to such Preference Property shall be determined in the same manner as provided in Section 6.2(e)(viii) when a Title Defect affects only a portion of a Property Subdivision.

Section 7.3                                Preference Rights.  If a third Person who has been offered a Preference Property pursuant to Section 7.1 elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Seller and Buyers receive written notice of such election prior to the Closing Date, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preference Property pursuant to Section 7.2.  If a third Person who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 7.1 does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time for the exercise or waiver of such Preference Right has not expired, such Preference Property shall be held back from the Assets to be transferred and conveyed to Buyers at Closing, the Purchase Price to be paid at Closing shall be reduced by the portion of the Purchase Price which would be allocated to such Preference Property pursuant to Section 7.2. Seller shall continue to use commercially reasonable efforts to obtain the waiver of such Preference Right and, to the extent not prohibited by actions or inaction of Buyer, shall continue to be responsible for the compliance therewith.  If a third Person elects to purchase any such Preference Property, Seller shall convey said Preference Property to such third Person and shall be entitled to the consideration for the sale of such Preference Property. If the holder of a Preference Right that affects a Preference Property that is held back from the Assets that are conveyed to Buyers at Closing waives such Preference Right after Closing, or if the time period for the exercise by such holder of its right to purchase such Preference Property expires and such holder has not exercised its right to purchase same, then such Preference Property shall be conveyed to Buyers at a delayed Closing (which shall become the new Closing Date with respect to such Preference Property), within ten (10) days following the date on which Seller obtains such waiver or the time period for the holder to exercise such Preference Right expires, for a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Preference Property (as adjusted pursuant to Section 3.1 through the new Closing Date therefor).  In connection with any subsequent conveyance of a Preference Property, appropriate adjustments in Net Cash Flow and proration of revenues and costs contemplated by Section 3.1 will be made to account for any delayed Closing with respect to such Preference Property.

Section 7.4                                Transfer Requirements.  Seller shall notify Buyers in writing on a date that is one (1) Business Day prior to the Closing of any Transfer Requirements which have not been obtained and the Assets to which they pertain or which are affected thereby.  If a Transfer Requirement applicable to the transactions contemplated by this Agreement is not obtained, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise mutually agreed by Seller and Buyers, any Asset or portion thereof affected by such Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Buyers at Closing, the Purchase Price to be paid at Closing shall be reduced by the portion of the Purchase Price which would be allocated to such Retained Asset pursuant to Section 7.2 if such Retained Asset were a Preference Property.  Without in any way limiting the application of the last sentence of Section 7.1, Seller shall continue after Closing to use commercially reasonable efforts to satisfy or obtain a waiver of the Transfer Requirement so that the Retained Asset may be transferred to Buyers upon satisfaction of the Transfer Requirement.  Any Retained Asset so held back at the initial Closing will be conveyed to Buyers at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which Seller obtains, complies with or otherwise satisfies all Transfer Requirements with respect to such Retained Asset, for a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 3.1 through the new Closing Date therefor); provided, however, if all Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with or otherwise satisfied within one hundred twenty (120) days after Closing has occurred with respect to Assets to which a majority of the Purchase Price is attributable, then (a) such Retained Asset shall be eliminated from the Assets and this Agreement; or (b) if the Parties mutually agree, (i) Seller shall promptly assign such Retained Asset to Buyers notwithstanding such Transfer Requirement, (ii) Buyers shall pay to Seller the amount contemplated by this Section 7.4 with respect to such Retained Asset and (iii) Buyers shall save, indemnify, defend and hold harmless Seller Indemnified Parties pursuant to Section 14.1 from and against Covered Liabilities arising from, or relating to, the transfer of such Retained Asset notwithstanding the Transfer Requirement.  In connection with any subsequent conveyance of a Retained Asset, appropriate adjustments in Net Cash Flow and proration of revenues and costs contemplated by Section 3.1 will be made to account for any delayed Closing with respect to such Retained Asset.

Section 7.5                                Certain Governmental Consents.  Seller and Buyers will use their commercially reasonable efforts after Closing to obtain all approvals and consents from, and make all filings with, all applicable Governmental Authorities that may be required under the terms of (or regulations specifically applicable to) any Leases or Surface Agreements in connection with the assignment of such Leases or Surface Agreements from Seller to Buyers.  Until such approvals and consents are obtained, Seller shall continue to hold legal title to such Leases or Surface Agreements as nominee for Buyers.  Seller shall not be obligated to incur any expenses in Seller’s capacity as nominee.  For purposes of Article 14, Seller and Buyers shall treat and deal with affected Assets as if full legal and equitable title to such Leases or Surface Agreements had passed from Seller to Buyers at Closing.

Section 7.6                                Express Conditions on Sale.  Buyers acknowledge that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Buyers’ agreement to purchase all of the Assets as herein provided.  Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement.  In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Buyers is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets in accordance with the terms of this Agreement, either by conveyance to Buyers or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby.  Time is of the essence with respect to the Parties’ agreement to consummate the sale of the Assets by the Closing Date.

ARTICLE 8
COVENANTS OF SELLER AND BUYERS

Section 8.1                                Conduct of Business Pending Closing.  Subject to Section 8.2 and the constraints of applicable operating agreements and other existing agreements, from the date hereof through the Closing, except as disclosed in Schedule 8.1 or as otherwise consented to or approved by Buyers (which consent or approval shall not be unreasonably withheld or delayed), Seller covenants and agrees that:

(a)           Changes in Business.  Seller shall not:

(i)           make any material change in the conduct of its business or operations with respect to the Assets;

(ii)           except with respect to Contracts for the sale or exchange of Hydrocarbons terminable without penalty on sixty (60) days or shorter notice, or as is reasonably necessary to satisfy or comply with the activities and operations contemplated by or reflected in the Reserve Report (provided, however, that Seller shall provide Buyers with copies of same promptly following execution thereof), enter into, assign, extend, terminate or amend, in any material respect, any Material Contract; or

(iii)           sell, lease or otherwise dispose of any of the Assets, except (A) Hydrocarbons sold or otherwise disposed of in the ordinary course of business, (B) personal property or Equipment which is replaced with personal property or equipment of comparable or better value and utility in connection with the maintenance, repair and operation of the Assets, and (C) any item of personal property or equipment having a value of less than $25,000.

(b)           Liens.  Seller shall not create any express lien or security interest on any Assets, except to the extent (i) constituting liens for materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges incidental to the exploration, construction, maintenance, development, production or operation of the Assets or the production or processing of Hydrocarbons therefrom pursuant to or in accordance with this Section 8.1 or Section 8.2, in each case, to the extent arising in the ordinary course of business and that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith, or (ii) required or evidenced by the Leases, joint operating agreements or unitization or pooling agreements relating to the Properties, or required or evidenced by any other Contract, to the extent securing amounts or obligations arising in the ordinary course of business and that are not delinquent and that will be paid or performed in the ordinary course of business, or, if delinquent, that are being contested in good faith by appropriate actions and for which adequate reserves are being maintained in accordance with the Accounting Principles.

(c)           Operation of Assets.  Seller shall:

(i)           cause the Assets to be maintained and operated (and the production attributable thereto marketed, sold, exchanged, processed and otherwise handled) in the ordinary course of business in accordance with Seller’s past practices (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of Equipment or other personal property), to the extent in accordance with Section 8.1(a), and in accordance in all material respects with applicable Law (including, without limitation, Environmental Law); maintain insurance now in force with respect to the Assets; and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

(ii)           maintain and keep the Assets in full force and effect, except where such failure is due to the failure to pay a delay rental, royalty, shut in royalty or other payment by mistake or oversight (including Seller’s negligence) unless caused by Seller’s gross negligence or willful misconduct;

(iii)           maintain all material permits, consents, approvals and other agreements with Governmental Authorities relating to the Assets and bonds and sureties relating thereto in full force and effect;

(iv)           use commercially reasonable efforts to preserve relationships with all third Persons having business dealings with respect to the Assets; and

(v)           notify Buyers of the discovery by Seller that any representation or warranty of Seller contained in this Agreement is or becomes untrue or will be untrue on the Closing Date.

(d)           Contracts and Agreements.  Seller  shall not:

(i)           grant or create any Preference Right or Transfer Requirement with respect to the Assets except (A) as required in connection with the performance by Seller of an obligation or agreement pursuant to a Contract existing on the date hereof or pursuant to this Agreement or (B) in connection with the renewal or extension of Assets after the Effective Time if granting or creating such Preference Right or Transfer Requirement is a condition of such renewal or extension; or

(ii)           enter into any oil, gas or other hydrocarbon sales, exchange, processing or transportation contract with respect to the Assets having a term in excess of one year which is not terminable without penalty on notice of ninety (90) days or less.

Requests for approval of any action restricted by this Section 8.1 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Buyers:

Eni US Operating Co. Inc.
1201 Louisiana, Suite 3500
Attention: Roberto Dall'Omo
Telephone No.: (713) 393-6111
Telecopy No.: (713) 393-6212

Buyers’ approval of any action restricted by this Section 8.1 shall not be unreasonably withheld or delayed.

Section 8.2                                Qualifications on Conduct.

(a)           Emergencies; Legal Requirements.  Seller may take (or not take, as the case may be) any of the actions mentioned in Section 8.1 to the extent reasonably necessary under emergency circumstances which pose a threat to life, safety, property or the environment (or if required or prohibited, as the case may be, pursuant to Law) and provided Buyers are notified as soon thereafter as practicable.

(b)           Non Operated Properties.  If Seller is not the operator of a particular portion of the Assets, the obligations of Seller in Section 8.1 with respect to such portion of the Assets, which have reference to operations or activities that pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller vote its interests under the applicable joint operating agreement or other Contract in a manner consistent with Section 8.1 and use its commercially reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such portion of the Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

Section 8.3                                Conveyance.  Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Seller and each Buyer shall execute and deliver or cause the execution and delivery of the General Conveyance, in substantially the form attached hereto as Exhibit 8.3 (the “Conveyance”), together with any special federal assignment forms as may be required by Law to be executed in connection with the conveyance of specific Assets; provided that the terms and provisions of the Conveyance shall control as to any conflict between the Conveyance and any such special assignment forms.  In no way limiting or otherwise affecting either Buyer’s obligations to Seller under this Agreement, Buyers do hereby direct Seller to convey to each Buyer pursuant to the Conveyance the specific Assets which are noted in Schedule 8.3 to be conveyed to such Buyer.

Section 8.4                                Public Announcements.  Prior to the Closing Date, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of the New York stock exchange (or other public stock exchange of similar reputation and standing) on which the shares of such Party or any of its Affiliates are listed.  In each case to which such exception applies, the releasing Party will use its commercially reasonable efforts to provide a copy of such release or statement to the other Party prior to releasing or making the same.  Each Party shall be liable for the compliance of its Affiliates with the terms of this Section 8.4.

Section 8.5                                Amendment of Schedules.  The Parties shall be entitled to amend and supplement the schedules hereto on or before the Closing Date, and any reference to a schedule hereunder shall be deemed to be a reference to the applicable schedule as so amended or supplemented; provided, however, that, to the extent such amendment or supplement is not made pursuant to a written agreement of the Parties, such amendment or supplement shall be without waiver of any rights of the Parties under this Agreement or applicable Law.

Section 8.6                                Parties Efforts and Further Assurances.  Each of the Parties shall (and shall cause its Affiliates to) use commercially reasonable efforts to cause its representations and warranties to be true and correct and its covenants to be fulfilled in all material respects on and as of the Closing Date and shall refrain from taking any action within its control which would cause a breach of any of its representations and warranties contained in Section 4.1 or Section 4.2, as applicable, or which would prevent it from delivering to the other Party the certificate which it is required to deliver pursuant to Section 10.1(b) or Section 10.2(b), as the case may be.  Notwithstanding the foregoing, compliance by any Party with this Section 8.6 shall not excuse any breach of any provision of this Agreement and shall not constitute a substitution for, satisfaction of, or waiver of compliance with such term in all respects.  Seller and Buyers each agrees that from time to time after the Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be necessary to carry out the purposes and intents of this Agreement.

Section 8.7                                Records.  Within a reasonable period of time following the Closing, Seller shall make all Records that have not previously been copied by or delivered to either Buyer available for delivery to Buyers at Seller’s offices in Fort Worth, Texas.

Section 8.8                                Recording.  Immediately following the Closing, Buyers, at their cost and expense, shall record the Conveyance and any other instruments of assignment in the appropriate governmental offices of the jurisdictions in which the Assets are located and in any other locations and records in which recordation is required or advisable.  Promptly following such recording, Buyers shall advise Seller in writing of the pertinent recording data.

Section 8.9                                Casualty and Condemnation.

(a)           If after the Effective Time and prior to the Closing any part of the Assets shall be destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened (a “Casualty Loss”), this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, except as set forth in Section 8.9(b). To the extent insurance proceeds, condemnation awards or other awards or payments attributable to the Assets are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such damaged or taken Assets, Seller shall at the Closing (1) assign to Buyers Seller’s right to receive all insurance or condemnation proceeds, awards or payments owed to Seller by reason of such Casualty Loss to the extent attributable to the Assets, less Buyers’ proportionate share of any reasonable costs and expenses actually incurred by Seller in collecting same or in connection with such proceedings or the threat thereof and (2) pay to Buyers their respective proportionate shares of insurance or condemnation proceeds, awards or payments theretofore paid to Seller by reason of such Casualty Loss, less any reasonable costs and expenses incurred by Seller in collecting same or in connection with such proceedings or the threat thereof; provided, however, that any insurance or condemnation proceeds, awards or payments (or any rights thereto) by reason of such destruction or taking which are held by or owed to Seller for the account or benefit of any third Person joint interest owners or the undivided interest in the oil and gas leases, mineral interests and related assets in the Fort Worth Basin in the State of Texas that are retained by Seller shall not be paid or assigned by Seller to Buyers pursuant to this Section 8.9.

(b)           Notwithstanding anything herein provided to the contrary, if a Casualty Loss results in the decrease in the value of the Assets, taken as a whole, by twenty million dollars ($20,000,000) or more, either Party shall have the right to terminate this Agreement upon written notification to other Party pursuant to Section 15.1(a)(iv).

Section 8.10                                Acreage Failure.  Prior to the Closing Date, if an Option Failure occurs and Buyers and Seller have not agreed upon an alternative remedy, in lieu of and in substitution for any remedy that Buyers may otherwise have in Article 6 on account thereof, the Purchase Price shall be reduced by the Option Property Defect Amount; provided, however, that if the aggregate of the amounts calculated in this Section 8.10 and Title Defects under Section 6.2(e) which generate adjustments to the Purchase Price, equals or exceeds the amount set forth in Section 15.1(a)(iii), either Seller or Buyers shall be entitled to terminate this Agreement pursuant to Section 15.1(a)(v).

Section 8.11                                Change of Control.

(a)           Notification and Buyers’ Rights.  If a Change of Control occurs within four (4) years after the Closing Date, Seller shall promptly deliver to Buyers written notice thereof.  Any such notice shall provide the name and address of the Persons involved and, in the event a Change of Control occurs as a result of item (d) of the definition of Change in Control contained in this Agreement, copies of the agreement(s) pursuant to which the Change of Control has or will occur (together with any amendments, supplements, or other modifications thereto from time to time) to the extent that Seller is not contractually prohibited from furnishing same (provided, however, that Seller shall (i) request any waivers or consents necessary to furnish such agreement(s) to Buyers (even if in redacted form), (ii) take any reasonably necessary follow-up actions in respect of such request, and (iii) promptly after obtaining such waivers or consents, furnish such agreement(s) to Buyers).  On or before forty-five (45) days after receiving such written notice from Seller, Buyers shall deliver to Seller written notice of their election to do one of the following:

(i)           cause Seller or its purchasers or other counterparties to promptly acquire from Buyers all, but not less than all, of the Assets and other assets and properties jointly acquired by Seller and Buyers pursuant to the Joint Development Agreement, the Area of Mutual Interest Agreement or within any area covered thereby, that are then owned by Buyers (the “Remaining Buyer Assets”) for the fair market value of the Remaining Buyer Assets as determined in accordance with Section 8.11(c);

(ii)           cause Seller or its purchasers or other counterparties to promptly acquire from Buyers all, but not less than all, of the Remaining Buyer Assets for an amount equal to (A) the sum of (1) the Purchase Price allocated to such Remaining Buyer Assets in Part II of the Property Schedule plus (2) all expenses and capital expenditures paid by Buyers in respect of such Remaining Buyer Assets minus (B) the sum of all net proceeds received by Buyers from or attributable to the Remaining Buyer Assets; or

(iii)           not exercise any right to cause the purchase of the Remaining Buyer Assets pursuant to Section 8.11(a)(i) or Section 8.11(a)(ii).

If Buyers shall fail to timely deliver such written notice to Seller, then Buyers shall be deemed to have exercised the option set forth in Section 8.11(a)(iii).

(b)           Terms of Sale and Conveyance.  If Buyers timely deliver such written notice to Seller electing to exercise their right under Section 8.11(a)(i) or Section 8.11(a)(ii), except for the purchase price which will be determined in the manner contemplated by this Section 8.11, Buyers shall sell and convey to Seller or its purchasers or other counterparties, and Seller or its purchasers or other counterparties shall purchase and acquire from Buyers, the Remaining Buyer Assets pursuant to an asset purchase agreement containing substantially the same terms and subject to substantially the same conditions as are contained in this Agreement.

(c)           Fair Market Value Determination.  If Buyers timely deliver written notice to Seller electing to exercise their right under Section 8.11(a)(i), Buyers and Seller shall attempt to agree upon the fair market value of the Remaining Buyer Assets as of the first day of the month immediately following the occurrence of the Change of Control (the “Fair Market Value”).  To the extent Buyers and Seller are unable to agree upon the Fair Market Value (or any part thereof) within fifteen (15) Business Days following Seller’s receipt of Buyers’ notice pursuant to Section 8.11(a)(i), then either Seller or Buyers may engage Ryder Scott (the “Sale Appraiser”) to determine the Fair Market Value.  Buyers and Seller agree to cooperate fully with the Sale Appraiser and to provide the Sale Appraiser with access to all facilities, books, records, documents, information and personnel to the extent reasonably necessary for the Sale Appraiser to make a fully-informed decision regarding the Fair Market Value in an expeditious manner.  The Sale Appraiser shall be instructed to deliver to the Parties a written determination of the any disputed aspects of the Fair Market Value on or before a date that is sixty (60) days after the date of its appointment.  The Parties agree to accept the Sale Appraiser’s determinations as to the disputed aspects of the Fair Market Value.  The Sale Appraiser may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it reasonably deems appropriate in the circumstances and with reference to the amounts disputed.  The Parties do not intend to impose any particular procedures upon the Sale Appraiser, it being the desire and direction of the Parties that any such dispute shall be resolved as expeditiously and inexpensively as reasonably practicable.  The Sale Appraiser shall act as an expert for the limited purpose of determining the specific disputed aspects of the Fair Market Value submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter.  Before issuing its final decision, the Sale Appraiser shall issue a draft appraisal and allow Buyers and Seller to comment on it.  The Sale Appraiser’s decision shall be final and binding on Buyers and Seller, without right of appeal.  The fees and expenses of the Sale Appraiser in making the determination of the Fair Market Value shall be shared fifty percent (50%) by Buyers and fifty percent (50%) by Seller.

(d)           Termination.  The rights and obligations set forth in this Section 8.11 shall terminate and cease to be of further force and effect as of the fourth (4th) anniversary of the Closing Date.

Section 8.12                                Third Person Indebtedness.  At Closing, Seller shall deliver or cause to be delivered documents or instruments evidencing the release of the Assets from each of the mortgages, deeds of trust and security agreements described in Schedule 8.12.

ARTICLE 9
TAX MATTERS

Section 9.1                                Tax Returns; Proration of Taxes.

(a)           Tax Returns; Payment of Taxes.  Except as provided otherwise in this Agreement or the Joint Operating Agreement:

(i)           for any Tax period or the portion of any Tax period ending on or before the Closing Date, Seller shall be responsible for preparing and timely filing all Tax Returns required by applicable Law to be filed and for the payment of all Taxes levied or imposed that are attributable to the Assets;

(ii)           for any Tax period or portion of any Tax period beginning after the Closing Date, Buyers shall be responsible for preparing and the timely filing of all Tax Returns required by applicable Law to be filed and for the payment of all Taxes levied or imposed that are attributable to the Assets;

(iii)           control of any legal or administrative proceedings concerning any Taxes with respect to the Assets, and entitlement to any refunds or awards concerning any such Taxes with respect to such Assets, shall rest with the Party responsible for payment therefor under this Section 9.1(a).

(b)           Property Taxes.  With respect to any Property Taxes assessed on any of the Assets for a Tax period that begins before and ends on the Cut-Off Date (a “Straddle Period”) the liability for such Property Taxes shall be prorated on a daily basis between Buyers and Seller, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on the Cut-Off Date and the denominator of which is the total number of days in the Straddle Period, and with Buyers being liable for the remainder of such Property Taxes. After the Closing, the Party

(the “Paying Party”) receiving a Property Tax bill or notice applicable to the Assets for a Straddle Period shall promptly notify the other Party or Parties that may be responsible for a portion of such Property Taxes pursuant to this Section 9.1(b) (the “Reimbursing Party”) in writing, and the Paying Party shall pay such Property Tax bill prior to the last day such Property Taxes may be paid without penalty or interest.  Upon receipt of the written notice from the Paying Party, which shall include appropriate supporting documentation, the Reimbursing Party shall promptly pay the Paying Party any amount equal to the portion of the Taxes for which the Reimbursing Party is liable under this Agreement.  The Parties shall reasonably cooperate with each other after Closing with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to a Straddle Period.  If any Party receives a refund of any Property Taxes with respect to the Assets that is attributable to a Straddle Period, the Party receiving such refund, whether received in cash, or as a credit against another state and/or local Tax, shall, within 30 days after the receipt of such refund, pay to the other Party who was responsible for a portion of such Property Taxes an amount equal to the product of (i) the amount of the refund, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period that such other Party was responsible for such Property Taxes and the denominator of which is the total number of days in the Straddle Period.

(c)           Production Taxes.  Notwithstanding anything to the contrary in this Agreement, Production Taxes levied or imposed on or before the Closing Date, shall not be subject to Section 9.1 and responsibility therefor and payment thereof shall be exclusively addressed by Section 3.4 and Article 12.

Section 9.2                                Like-Kind Exchange.  Buyers and/or any Seller may, at or before Closing, elect to affect a tax-deferred exchange of the Assets for other qualifying properties (the “Exchange Property”) in accordance with the following:

(a)           Seller’s Election.  In the event that Seller makes such an election prior to the Closing, Seller may elect, by notice to Buyers delivered on or before the Closing Date, to have (i) all or a portion of its rights under the Agreement assigned to a qualified intermediary and (ii) all or a portion of the Purchase Price paid to a qualified intermediary until such Seller has designated the Exchange Property.  The Exchange Property shall be designated by such Seller and acquired by the qualified intermediary within the time periods prescribed in Section 1031(a)(3) of the Code, and shall thereupon be conveyed to such Seller.  In the event that such Seller fails to designate, and the qualified intermediary fails to acquire, the Exchange Property within such time periods, unless the agreement with the qualified intermediary provides otherwise, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to such Seller.

(b)           Buyers’ Election.  In the event that Buyers make an election under this Section prior to Closing, Buyers may elect, by notice to Seller delivered on or before the Closing Date, to have all or a portion of the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as such term is defined in Rec. Proc. 2000-37 issued effective September 15, 2000).

(c)           Documentation.  The rights and responsibilities of any applicable Seller, any applicable Buyers, and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by the applicable Parties to be necessary to accomplish a tax deferred exchange under Section 1031 of the Code, subject, however, to the limitations on costs and liabilities of Buyers and Seller set forth below.  If any Seller makes a tax deferred exchange election, Buyers shall not be obligated to pay additional costs or incur any additional obligations in the acquisition of the Assets or otherwise.  If Buyers make a tax deferred exchange election, Seller shall not be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated by this Agreement or otherwise.  Any such tax deferred exchange election by either Party shall not affect the duties, rights, or obligations of the Parties except as expressly set forth in this Section 9.2.

(d)           Failed Exchange.  If Seller or Buyers make a tax deferred exchange election, then (i) the non-electing Party’s sole responsibility to the electing Party shall be to take such actions as are required by subsections (a), (b), and (c), above; (ii) such non-electing Party shall have no other responsibility or liability whatsoever to the electing Party pursuant to this Section 9.2; and (iii) the electing Party shall release, indemnify, and hold harmless the non-electing Party from any responsibility or liability related to such election except for such actions as may be required pursuant to subsections (a), (b), and (c) above.  Notwithstanding anything to the contrary in this Agreement, the indemnities in this Section 9.2 shall survive the Closing and delivery of the Conveyance indefinitely.

Section 9.3                                Transfer Taxes.  The Parties agree that the purchase and sale of the Assets pursuant to this Agreement is not subject to any state and local sales, use, transfer or similar Taxes (“Transfer Taxes”) imposed under any applicable Law, including by reason of Section 151.306 of the Texas Tax Code and 34 Texas Administrative Code Section 3.331(a).  However, if any exception to such Transfer Taxes claimed by the Parties is subsequently denied by any Governmental Authority, and as a result a Party is assessed additional Transfer Taxes, then Seller shall pay such Transfer Taxes, including interest and penalty, to the appropriate Governmental Authority.

Section 9.4                                Conflict.  In the event of a conflict between the provisions of this Article 9 and any other provision of this Agreement, this Article 9 shall control.

ARTICLE 10
CLOSING CONDITIONS

Section 10.1                                Seller’s Closing Conditions.  The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)           Representations, Warranties and Covenants.  The (i) representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by the requirement of materiality or a material adverse effect) on and as of the Closing Date as though made as of the Closing Date, and (ii) covenants and agreements of Buyers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects (and in all respects, in the case of covenants and agreements which are qualified by the requirement of materiality).

(b)           Officer’s Certificates.  Seller shall have received a certificate dated as of the Closing Date, (i) executed on behalf of each Buyer by a duly authorized officer of such Buyer, to the effect that the conditions set forth in subsection (a) of this Section 10.1 have been satisfied, and (ii) attached to which are true and correct copies of the resolutions of the Board of Directors or other equivalent governing body of such Buyer authorizing the execution, delivery, and performance by such Buyer of this Agreement and the transactions contemplated hereby.

(c)           Closing Documents.  On or prior to the Closing Date, Buyers shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents required to be delivered by Buyers pursuant to Section 11.3.

(d)           No Action.  On the Closing Date, no Action (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller or any Affiliate of Seller resulting therefrom.

Section 10.2                                Buyers’ Closing Conditions.  The obligation of Buyers to proceed with the Closing contemplated hereby is subject, at the option of Buyers, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)           Representations, Warranties and Covenants.  The (i) representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by the requirement of materiality or a Material Adverse Effect) on and as of the Closing Date as though made as of the Closing Date, and (ii) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects (and in all respects, in the case of covenants and agreements which are qualified by the requirement of materiality).

(b)           Officer’s Certificate.  Buyers shall have received a certificate dated as of the Closing Date, (i) executed on behalf of Seller by a duly authorized officer of the Seller, to the effect that the conditions set forth in subsection (a) of this Section 10.2 have been satisfied, and (ii) attached to which are true and correct copies of the resolutions of the Board of Directors or other equivalent governing body of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby.

(c)           Closing Documents.  On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments and other documents required to be delivered by Seller pursuant to Section 11.2.

(d)           No Action.  On the Closing Date, no Action (excluding any such matter initiated by one or more Buyers or any of their respective Affiliates) shall be pending or threatened seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyers or any of their respective Affiliates resulting therefrom.

(e)           Material Adverse Change.  No determination has been made by Buyers exercising commercially reasonable judgment that (i) a Change of Control has occurred; or (ii) Seller will be unable to fulfill in any material respect its obligations under the Joint Development Agreement and its other commitments as operator under the Joint Operating Agreement.

(f)           Release of Certain Liens.  Seller shall have complied with, or shall be standing ready to comply with, its obligations set forth in Section 8.12.

(g)           Nortex Exploration Agreement and Leases.  All Transfer Requirements necessary to transfer to Buyers their proportionate share of the Nortex Exploration Agreement and any Leases granted pursuant thereto shall have been satisfied.

(h)           Certain Waivers.  All waivers which are required pursuant to the terms of the agreements referenced in items 4 and 5 of Schedule 4.1(e) to allow consummation of the transactions contemplated by this Agreement have been obtained.

ARTICLE 11
CLOSING

Section 11.1                                Closing.  The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Fulbright & Jaworski L.L.P. at the Fulbright Tower, Suite 5100, 1301 McKinney, Houston, Texas, or at such other time or place as Seller and Buyers may otherwise agree in writing.

Section 11.2                                Seller’s Closing Obligations.  At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyers the following:

(a)           The Conveyance and the special assignment forms contemplated by Section 8.3;

(b)           The officer’s certificate referred to in Section 10.2(b);

(c)           A non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, in the form attached hereto as Exhibit 11.2(c), dated as of the Closing Date;

(d)           A joint development agreement in substantially the form attached hereto as Exhibit 11.2(d) (the “Joint Development Agreement”);

(e)           An area of mutual interest agreement in substantially the form attached hereto as Exhibit 11.2(e) (the “Area of Mutual Interest Agreement”);

(f)           A joint operating agreement in substantially the form attached hereto as Exhibit 11.2(f) (the “Joint Operating Agreement”);

(g)           A use and access agreement in substantially the form attached hereto as Exhibit 11.2(g) (the “Use and Access Agreement”);

(h)           The releases referenced in Section 10.2(f);

(i)           A gathering and transportation agreement in substantially the form attached hereto as Exhibit 11.2(i) (the “Gathering Agreement”); and

(j)           Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyers at the Closing.

Section 11.3                                Buyers’ Closing Obligations.  At Closing, Buyers shall (i) deliver, or cause to be delivered, the Adjusted Purchase Price to Seller in immediately available funds to the bank account as provided in Section 3.2 and (ii) execute and deliver, or cause to be executed and delivered, to Seller the following:

(a)           The officer’s certificate of each Buyer referred to in Section 10.1(b);

(b)           The Conveyance and the special assignment forms contemplated by Section 8.3 which require or contemplate execution by Buyer;

(c)           The Joint Development Agreement;

(d)           The Area of Mutual Interest Agreement;

(e)           The Joint Operating Agreement;

(f)           The Use and Access Agreement;

(g)           The Gathering Agreement; and

(h)           Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Buyers to Seller at the Closing.

ARTICLE 12
EFFECT OF CLOSING

Section 12.1                                Revenues.  After Closing, all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Excluded Assets and all other Excluded Assets shall belong to and be paid over to Seller and all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Assets with respect to any period of time after the Effective Time shall belong to and be paid over to Buyers except that, to the extent any such items are credited to Buyers in calculating the Adjusted Purchase Price, as adjusted pursuant to Section 3.5, the same shall belong to and be paid over to Seller.

Section 12.2                                Expenses.  After Closing, all accounts payable, Property Costs and other costs and expenses with respect to the Assets for which Seller is given credit in the determination of Net Cash Flow pursuant to Section 3.4, as adjusted pursuant to Section 3.5, together with any accounts payable, Property Costs and other costs expenses incurred with respect to any period of time prior to the Effective Time shall be borne by Seller.  Surface use fees, insurance premiums and other Property Costs related to the Assets which are paid periodically and not accounted for in the determination of Net Cash Flow will be prorated as of the Effective Time.

Section 12.3                                Payments and Obligations.  If monies are received by any Party which, under the terms of this Article 12 or Section 3.4, belong to another Party, the same shall immediately be paid over to the proper Party.  If an invoice or other evidence of an obligation is received by a Party which, under the terms of this Article 12 or Section 3.4 is the obligation of the other Party, such Party shall, promptly upon receipt of the other Party’s invoice or other evidence of such obligation, pay the same, or, if such obligation was satisfied by the other Party, reimburse such Party.  If an invoice or other evidence of an obligation is received which, under the terms of this Article 12 or Section 3.4, is partially the obligation of Seller and partially the obligation of Buyers, then the Parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.

Section 12.4                                Survival.  Except as provided in this Section 12.4, the terms and provisions of this Agreement and the documents and instruments to be delivered at Closing shall survive the Closing indefinitely.  Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as of the date set forth below.  Following such date, such representation, warranty, covenant or agreement shall not form the basis for, or give rise to, any claim, demand, cause of action, counterclaim, defense, damage, indemnity, obligation or liability which is asserted, claimed, made or filed following the date stipulated for survival; provided, however, that there shall be no termination of any claim asserted pursuant to this Agreement with respect to any such representation, warranty, covenant or agreement prior to its termination date.  It is expressly agreed that the terms and provisions of:

(a)           Article 4 (excluding Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.1(d), Section 4.1(e), Section 4.1(f), Section 4.1(g), Section 4.1(h), Section 4.1(i), Section 4.1(k), Section 4.1(l), Section 4.1(m), Section 4.1(n), Section 4.1(p), Section 4.1(q), Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.2(d), Section 4.2(e), Section 4.2(g), Section 4.2(j) and Section 4.2(l)), the representation and warranty in Section 7.1, Section 8.1, Section 8.2 and Section 8.12 shall survive the Closing for a period of two (2) years from the Closing Date;

(b)           Section 4.1(k) shall survive the Closing for the applicable statute of limitations period and Section 4.2(j) shall survive the Closing for a period of six (6) months from the Closing Date;

(c)           Section 4.1(f), Section 4.1(g), Section 4.1(l), Section 4.1(m), Section 4.1(n) and Section 4.1(p) shall terminate as of the Closing Date; and

(d)           The remainder of this Agreement (and the documents to be delivered pursuant hereto) shall survive the Closing indefinitely or for such shorter period of time as may be stipulated in such provisions.

ARTICLE 13
LIMITATIONS

Section 13.1                                Disclaimer of Warranties.

(a)           NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT, THE CONVEYANCE AND THE OTHER DOCUMENTS AND AGREEMENTS TO BE DELIVERED BY SELLER PURSUANT HERETO, AND IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYERS TAKE THE ASSETS “AS IS” AND “WHERE IS” AND “WITH ALL FAULTS”.  WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (I) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS) OR (II) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, IT BEING THE INTENTION OF SELLER AND BUYERS THAT THE ASSETS ARE TO BE ACCEPTED BY BUYERS IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT, THE CONVEYANCE AND THE DOCUMENTS AND AGREEMENTS TO BE DELIVERED BY SELLER PURSUANT HERETO, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING LIMITATIONS, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR  RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, AND (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN

MADE AVAILABLE OR COMMUNICATED TO BUYERS OR THEIR RESPECTIVE AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

Section 13.2                                Texas Deceptive Trade Practices Act Waiver.  EACH BUYER (A) REPRESENTS AND WARRANTS TO SELLER THAT IT (i) IS ACQUIRING THE ASSETS FOR COMMERCIAL OR BUSINESS USE, (ii) IS REPRESENTED BY LEGAL COUNSEL, (iii) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE ASSETS WILL EXCEED $500,000, AND (iv) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE § 17.41 ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.

WAIVER OF CONSUMER RIGHTS

EACH BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYERS’ OWN SELECTION, BUYERS VOLUNTARILY CONSENT TO THIS WAIVER.

Section 13.3                                Damages.  NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYERS AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 15.2, THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH OR NONFULFILLMENT BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION,

ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH OR NONFULFILLMENT BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.  For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not a Seller Indemnified Person, a Buyer Indemnified Person or an Affiliate of any of the foregoing and (ii) such damages are recovered against an Indemnified Person by a Person which is not a Seller Indemnified Person, a Buyer Indemnified Person or an Affiliate of any of the foregoing.  This Section 13.3 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 12.4.

ARTICLE 14
INDEMNIFICATION

Section 14.1                                Indemnification by Buyers.  From and after the Closing, Buyers shall assume, pay, perform, fulfill and discharge all Assumed Liabilities and shall indemnify, defend and hold harmless Seller, Seller’s Affiliates, each of Seller’s and its Affiliate’s respective past, present and future directors, officers, employees, consultants and agents, and each of the directors, officers, heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Seller Indemnified Persons”) from and against any and all (a) Assumed Liabilities incurred by or asserted against any of the Seller Indemnified Persons and (b) subject to the limitations set forth in Section 12.4 or as set forth in Article 13, any Covered Liability incurred or suffered by a Seller Indemnified Person resulting from any breach or nonfulfillment of any representation, warranty, covenant (including, without limitation, Buyers’ covenant in Section 3.3) or agreement on the part of either Buyer which is expressly set forth in this Agreement, or confirmed in the officer’s certificate referred to in Section 10.1(b) (provided, however, that Seller acknowledges and agrees that such confirmation shall not operate to extend the survival period of any such representation, warranty, covenant or agreement), EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY SELLER INDEMNIFIED PERSON, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON.

Section 14.2                                Indemnification by Seller.  From and after the Closing, Seller shall assume, pay, perform, fulfill and discharge all Excluded Liabilities and indemnify, defend and hold harmless Buyers, the present and future directors, officers, employees, consultants and agents of each Buyer, and each of the directors, officers, heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnified Persons”) from and against any and all (a) Excluded Liabilities incurred by or asserted against any of the Buyer Indemnified Persons, (b) subject to the limitations of Section 12.4 and Article 13, any Covered Liability incurred or suffered by a Buyer Indemnified Person resulting from any breach or nonfulfillment of any representation, warranty, covenant (including, without limitation, Seller's covenant in Section 3.3) or agreement on the part of Seller which is expressly set forth in this Agreement or confirmed in the officer’s certificate referred to in Section 10.2(b) (provided, however, that Buyers acknowledge and agree that such confirmation shall not operate to extend the survival period of any such representation, warranty, covenant or agreement), EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY BUYER INDEMNIFIED PERSON, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY BUYER INDEMNIFIED PERSON.

Section 14.3                                Indemnification and Defense Procedures.  A Person which is entitled to be indemnified under Article 5, Section 14.1, Section 14.2, or Article 9 is herein referred to as an “Indemnified Person” and the Party which is obligated to indemnify an Indemnified Person under Article 5, Section 14.1, Section 14.2, or Article 9 is herein referred to as the “Indemnifying Party” with respect to the matter for which it is obligated to indemnify such Indemnified Person.  All claims for indemnification under Article 5, Section 14.1, Section 14.2, and Article 9 shall be asserted and resolved as follows:

(a)           If a third Person claim for which an Indemnified Person is entitled to indemnity under Article 5, Section 14.1, Section 14.2, or Article 9 (an “Indemnified Claim”) is made against an Indemnified Person, and if Buyers or Seller intends to seek indemnity with respect thereto by or from an Indemnifying Party pursuant to Article 5, Section 14.1, Section 14.2, or Article 9, then the Party electing to seek indemnity on behalf of such Indemnified Person shall promptly transmit to the Indemnifying Party a written notice (“Claim Notice”) (i) notifying such Indemnifying Party of such Indemnified Claim and request indemnity on behalf of such Indemnified Person with respect to such Indemnified Claim under Article 5, Section 14.1, Section 14.2, or Article 9, as the case may be, (ii) setting forth the full name, address for all notices and the authorized representatives of such Indemnified Person with respect to such Indemnified Claim, and (iii) describing in reasonable detail the nature of the Indemnified Claim, including a copy of all papers served with respect to such Indemnified Claim (if any) and the basis of such request for indemnification under Article 5, Section 14.1, Section 14.2, or Article 9, as the case may be.  Failure to provide such Claim Notice promptly shall not affect the right of the Indemnified Person to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby; provided that, the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Person with respect to a third Person claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the Party seeking indemnity hereunder.  Within thirty (30) days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Party which sent the Claim Notice whether the Indemnifying Party disputes its obligation to indemnify the Indemnified Person under Article 5, Section 14.1, Section 14.2, or Article 9, as the case may be, with respect to such third Person claim; provided that, if the Indemnifying Party fails to so notify the Indemnified Person during the Election Period, the Indemnifying Party shall be deemed to have elected to dispute such liability and not to defend against such third Person claim.

(b)           If the Indemnifying Party notifies the Party who sent the Claim Notice within the Election Period that the Indemnifying Party does not dispute its liability to indemnify the Indemnified Person under Article 5, Section 14.1, Section 14.2, or Article 9, as the case may be (or reserves the right to dispute whether such claim is an Indemnified Claim under Article 5, Section 14.1, Section 14.2, or Article 9), then the Indemnifying Party shall have the right and obligation to defend, at its sole cost and expense, such third Person claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b).  If an Indemnifying Party assumes the defense of an Indemnified Person with respect to a third Person claim which is subsequently determined not to be an Indemnified Claim, the Indemnifying Party shall be entitled to recover from the Indemnified Person the reasonable costs and expenses incurred by the Indemnifying Party in providing such defense, including, without limitation, reasonable attorneys’ fees.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement (or settle or compromise any such third Person claim in a manner) which provides for or results in any payment by or liability of the Indemnified Person of or for any damages or other amount, any lien, charge or encumbrance on any property of the Indemnified Person, any finding of responsibility or liability on the part of the Indemnified Person or any sanction or restriction upon the conduct of any business by the Indemnified Person without the Indemnified Person’s express written consent, which consent shall not be unreasonably withheld.  The Indemnified Person is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only to the extent the Indemnified Person is actually entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Person shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not reasonably expected to be prejudicial to the Indemnifying Party.  If requested by the Indemnifying Party, the Indemnified Person agrees, at the sole cost and expense of the Indemnifying Party, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any such third Person claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint relating to such third Person claim against any Person (other than a Buyer Indemnified Person, if the Indemnified Person is a Buyer Indemnified Person, or a Seller Indemnified Person, if the Indemnified Person us a Seller Indemnified Person).  The Indemnified Person may participate in, but not control, any defense or settlement of any third Person claim controlled by the Indemnifying Party pursuant to this Section 14.3(b), and the Indemnified Person shall bear its own costs and expenses with respect to such participation.  The prosecution of the defense of a third Person claim with reasonable diligence shall include the taking of such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Person for payment of such third Person claim.

(c)           If the Indemnifying Party (i) fails to notify the Party who sent the Claim Notice within the Election Period that the Indemnifying Party elects to defend the Indemnified Person pursuant to Section 14.3(b) or (ii) elects to defend the Indemnified Person pursuant to Section 14.3(b) but fails to prosecute the defense of (or to settle) the third Person claim with reasonable diligence, then the Indemnified Person shall have the right to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), the third Person claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Person to a final conclusion or settled.  The Indemnified Person shall have full control of such defense and proceedings; provided, however, that the Indemnified Person may not enter into any compromise or settlement of such third Person claim, without the Indemnifying Party’s express written consent, which shall not be unreasonably withheld or delayed.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Person pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)           If an Indemnified Person is entitled to indemnity under Article 5, Section 14.1, Section 14.2, or Article 9 for a claim or other matter which does not involve a third Person claim, and if Buyers or Seller intend to seek indemnity on behalf of an Indemnified Person with respect thereto by or from an Indemnifying Party pursuant to Article 5, Section 14.1, Section 14.2, or Article 9, then the Party electing to seek indemnity on behalf of an Indemnified Person shall promptly transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of such claim or other matter, the Indemnified Person’s best estimate of the amount of Covered Liabilities attributable to such claim or other matter and the basis for the Indemnified Person’s entitlement to indemnification under Article 5, Section 14.1, Section 14.2, or Article 9, as the case may be.  If the Indemnifying Party does not notify the Party who sent such notice within thirty (30) days from its receipt of such notice that the Indemnifying Party does not dispute such claim for indemnity, the Indemnifying Party shall be conclusively deemed to have disputed such claim.

(e)           To the extent any claim, action, suit or proceeding includes one or more Indemnified Claims with respect to an Indemnified Person and one or more third Person claims which are not Indemnified Claims with respect to such Indemnified Person, any such non-Indemnified Claim insofar as it is with respect to such Indemnified Person shall not be covered by the indemnity in Article 5, Section 14.1, Section 14.2, or Article 9, the Indemnifying Party shall not be obligated to undertake, conduct and control the defense or settlement of such non-Indemnified Claim insofar as it is with respect to such Indemnified Person, and such Indemnified Person shall be responsible for its own defense and settlement of such non-Indemnified Claim.  The seeking by a Party of indemnity hereunder on behalf of any Indemnified Person with respect to any third Person claim or other claim or matter shall not prevent such Party from then or thereafter also seeking indemnity hereunder on behalf of any other Indemnified Person with respect to such third Person claim or other claim or matter and shall not prevent the other Party from seeking indemnity hereunder on behalf of any Indemnified Person with respect to the same third Person claim or other claim or matter.

(f)           A claim for indemnification shall be deemed to be made for the purposes of this Agreement when the appropriate notice of such claim is received (or deemed received) by the alleged Indemnifying Party, notwithstanding that the alleged Indemnified Person did not file a lawsuit or institute any arbitration, mediation or other legal proceeding.

(g)           In the event of a conflict between this Section 14.3 and Article 9, the terms of Article 9 shall control.

(h)           The amount of any Covered Liabilities for which an Indemnified Person is entitled to indemnity under this Agreement shall be reduced by the amount of insurance, indemnification or guarantee proceeds or payments realized by the Indemnified Person or its Affiliates with respect to such Covered Liabilities (net of any reasonable collection costs incurred by such Persons, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates or any indemnification or guarantee agreements executed by an Affiliate of any Indemnified Person); provided, however, the Indemnified Person shall seek insurance recovery, indemnification or guarantee under any agreement giving rise to rights to the same (except that such Indemnified Person shall only be required to seek insurance recovery from policies of insurance obtained from unaffiliated third Persons for the benefit of the Indemnified Person) and take any reasonably necessary follow-up actions to receive such insurance recovery, indemnification or guarantee (but the election to file suit or otherwise pursue litigation or arbitration or other remedy shall be at the Indemnified Person's sole discretion).

ARTICLE 15
TERMINATION; REMEDIES

Section 15.1                                Termination.

(a)           Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(i)           By the mutual consent of Seller and Buyers;

(ii)           If the Closing has not occurred on or before 5:00 p.m. Central Daylight Time on July 1, 2009 (the “Termination Date”), then (A) by Seller if any condition specified in Section 10.1 has not been satisfied on or before the Termination Date, and shall not theretofore have been waived by Seller, or (B) by Buyers if any condition specified in Section 10.2 has not been satisfied on or before the Termination Date, and shall not theretofore have been waived by Buyers; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such date did not result from the willful or negligent failure by the Party or Parties seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such Party or Parties that is required to be fulfilled on or prior to Closing;

(iii)           By Buyers or Seller if the sum of the reduction in the Purchase Price (whether disputed or undisputed) on account of the aggregate amount of all Title Defect Amounts exceeds Twenty-Eight Million Dollars ($28,000,000.00); provided, however, if Buyers desire to terminate this Agreement pursuant to this Section 15.1(a)(iii) or Section 15.1(a)(v) and such right to terminate would not exist but for Title Defect Amounts claimed by Buyers which are disputed by Seller or Title Defect Amounts claimed by Buyers with respect to Title Defects which are disputed by Seller, Seller shall have the right to delay Buyers’ ability to terminate this Agreement pursuant to this Section 15.1(a)(iii) or Section 15.1(a)(v) (whereupon such disputes shall promptly be submitted to arbitration in accordance with Section 6.5), until the earlier to occur of (x) the date when a sufficient number of any such disputes have been resolved pursuant to Section 6.5 to determine whether the right to terminate this Agreement set forth in this Section 15.1(a)(iii) or Section 15.1(a)(v) exists or (y) the Termination Date;

(iv)           By Buyers or Seller if permitted pursuant to Section 8.9(b);

(v)           Subject to the proviso set forth in Section 15.1(a)(iii), by Buyers or Seller if permitted pursuant to Section 8.10.

(b)           Effect of Termination.  Without limiting Seller’s and Buyers’ respective remedies and rights in regard to the Deposit under Section 15.2, in the event of termination of this Agreement by Seller, on the one hand, or Buyers, on the other hand, pursuant to Section 15.1(a), written notice thereof shall promptly be given by the terminating Party or Parties to the other Party or Parties, and this Agreement shall thereupon terminate; provided, however, that following such termination, the Parties will continue to be bound by their respective obligations set forth in Article 1, Article 5, this Article 15, Article 16 and the Confidentiality Agreement, all of which shall continue in full force and effect.  If this Agreement is terminated as provided herein, all filings, applications, notices and other submissions made to any Governmental Authority or any holder of any Preference Right or Transfer Requirement shall, to the extent practicable, be withdrawn from the Governmental Authority or holder of the Preference Right or Transfer Requirement to which they were made.  Notwithstanding anything to the contrary in this Agreement (except as set forth in Section 13.3), the termination of this Agreement under Section 15.1(a) shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing.  In the event this Agreement terminates under Section 15.1(a) and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party maybe entitled.

Section 15.2                                Remedies.

(a)           Seller’s Remedies.  Notwithstanding anything herein provided to the contrary, if this Agreement is terminated pursuant to Section 15.1(a)(ii)(A), Seller shall be entitled to receive the Deposit together with all interest earned thereon as liquidated damages, as Seller’s sole and exclusive remedy, all other remedies being expressly waived by Seller.  Seller and Buyers agree upon the amount of the Deposit and such interest as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyers agree that the amount of the Deposit and such interest is a reasonable estimate of Seller’s loss in the event of any such default by Buyers.  If Seller is entitled to receive the Deposit together with all interest earned thereon pursuant to this Section 15.2(a), Buyers and Seller agree to promptly direct the Escrow Agent in writing to make such payment to Seller in accordance with the terms of the Escrow Agreement.

(b)           Buyers’ Remedies.  Notwithstanding anything herein provided to the contrary, upon failure of the Seller to fulfill any undertaking or commitment provided for herein on the part of Seller that is required to be fulfilled on or prior to the Closing Date, Buyers may enforce specific performance of this Agreement.  If this Agreement terminates for any reason other than as set forth in Section 15.2(a), Buyers shall be entitled to receive the Deposit together with all interest earned thereon as Buyers’ sole and exclusive remedies for such default, all other remedies being expressly waived by Buyers.  If Buyers are entitled to receive the Deposit together with all interest earned thereon pursuant to this Section 15.2(b), Seller and Buyers agree to promptly direct the Escrow Agent in writing to make such payment to Buyers in accordance with the terms of the Escrow Agreement.

ARTICLE 16
MISCELLANEOUS

Section 16.1                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 16.2                                Governing Law; Jurisdiction; Process.

(a)           THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)           SUBJECT TO THE ARBITRATION PROVISIONS SET FORTH IN SECTION 3.5, SECTION 6.5, AND SECTION 8.11(c), THE PARTIES CONSENT TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN HARRIS COUNTY, TEXAS, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT THE PARTIES MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN HARRIS COUNTY, TEXAS, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT ANY PARTY IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN HARRIS COUNTY, TEXAS.

Section 16.3                                Entire Agreement.  This Agreement (including the Confidentiality Agreement) and the Appendices, Schedules and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

Section 16.4                                Expenses.  Buyers shall be responsible for all recording, filing or registration fees relating to the filing, recording or registration of the Conveyance and any other instruments or documents transferring title in or to the Assets or any part thereof from Seller to

Buyers pursuant to this Agreement.  All other costs and expenses incurred by each Party in connection with all things required to be done by it hereunder, including attorney’s fees, accountant’s fees and the expense of environmental and title examination, shall be borne by the Party incurring same.  Should a Party or its Affiliate pay any amount which is the responsibility of the other Party pursuant to this Section 16.4, such other Party shall reimburse the Party that paid such amount promptly upon receipt of such Party’s invoice therefor and reasonable substantiation thereof.

Section 16.5                                Notices.  Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (a) delivered in person, by courier or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (ii) sent by telecopy, telefax or other facsimile or electronic transmission, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below.  Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by telex, telecopy, telefax or other facsimile or electronic transmission after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt.  Notices to Seller shall be addressed as follows:

Quicksilver Resources Inc.
777 West Rosedale
Fort Worth, Texas  76104
Attention:  John C. Cirone, Senior Vice
President and General Counsel
Telecopy No.:  (817) 665-5021

with a copy to:

Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney Street, Suite 5100
Houston, Texas  77010
Attention:  Deborah A. Gitomer
Telecopy No.:  (713) 651-5246

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Seller may designate by written notice to Buyers.  Notices to Buyers shall be addressed to:

Eni US Operating Co. Inc.
Eni Petroleum US LLC
1201 Louisiana, Suite 3500
Houston, Texas  77002
Attention:  Roberto Dall’Omo
Telephone No.:  (713) 393-6111
Telecopy No.:  (713) 393-6212

with a copy to:

Eni US Operating Co. Inc.
Eni Petroleum US LLC
1201 Louisiana, Suite 3500
Attention:  Susan Lindberg
Telephone No.:  (713) 393-6146
Telecopy No.:  (713) 393-6203

and a copy to:

Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention:  James McAnelly III
Telephone:  (713) 221-1194
Telecopy:  (713) 222-3241

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Buyers may designate by written notice to Seller.

Section 16.6                                Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that the respective rights and obligations of the Parties shall not be assignable or delegable (whether by assignment, conveyance, merger, consolidation, Change of Control, entity  purchase, or otherwise) by any Party without the express written consent of the non-assigning or non-delegating Party.  Without limiting the generality of the foregoing, Seller does hereby acknowledge and agree that this Section 16.6 shall not prohibit Eni Operating from assigning its undivided interest in and to any of the Assets to Eni Petroleum following the Closing.

Section 16.7                                Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought which instrument and expressly identified as a modification or amendment.  Any Party may, only by an instrument in writing and expressly identified as a waiver, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 16.8                                Appendices, Schedules and Exhibits.  All Appendices, Schedules and Exhibits hereto which are referred to herein are hereby made a part of this Agreement and incorporated herein by such reference.

Section 16.9                                Interpretation.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates.  In construing this Agreement:

(a)           examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)           the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)           a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)           each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;

(e)           the term “cost” includes expense and the term “expense” includes cost;

(f)           the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof; and

(g)           “include” and “including” shall mean include or including without limiting the generality of the description of the preceding term.

Section 16.10                                Limited Arbitration.  Except to the limited extent expressly provided in Section 3.5, Section 6.5 and Section 8.11(c), disputes and differences arising under or out of, in relation to or in any way connected with this Agreement shall not be subject to arbitration.

Section 16.11                                Agreement for the Parties’ Benefit Only.  This Agreement is for the sole benefit of Buyers, Seller and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement.  Any Indemnified Person which is a third Person shall be indemnified and held harmless under the terms of this Agreement only to the extent that a Party expressly elects to exercise such right of indemnity and hold harmless on behalf of such third Person Indemnified Person pursuant to Section 14.3; and no Party shall have any direct liability or obligation to any third Person or be liable to any third Person for any election or non-election or any act or failure to act under or in regard to any term of this Agreement.  Any claim for indemnity or hold harmless hereunder on behalf of an Indemnified Person must be made and administered by a Party to this Agreement.  Any claim on behalf of an Indemnified Person may only be brought against the defaulting Party or Parties.

Section 16.12                                Attorneys Fees.  The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys fees from the nonprevailing Party.

Section 16.13                                Severability.  If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application such term, provision or condition) shall not in any way be affected or impaired thereby.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 16.14                                No Recordation.  Without limiting any Party’s right to file suit to enforce this Agreement, Buyers and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.

Section 16.15                                Time of Essence.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLER:

QUICKSILVER RESOURCES INC.

By:	/s/ Thomas F. Darden
Name:	Thomas F. Darden
Title:	Chairman

BUYERS:

ENI US OPERATING CO. INC.

By:	/s/ Roberto Dall'Omo
Name:	Roberto Dall'Omo
Title:	President and CEO

ENI PETROLEUM US LLC

By:	/s/ Roberto Dall'Omo
Name:	Roberto Dall'Omo
Title:	President and CEO

Signature Page to Asset Purchase Agreement

APPENDIX A

Attached to and made a part of that certain Asset Purchase Agreement dated as of May 15, 2009, by and among
QUICKSILVER RESOURCES INC., as “Seller”, and
ENI US OPERATING CO. INC. and ENI PETROLEUM US LLC, as “Buyers”

DEFINITIONS

“Accounting Principles” means United States generally accepted accounting principles, consistently applied.

“Accounting Arbitrator” shall be as defined in Section 3.5.

“Action” shall mean any action, suit or other proceeding by or before any court or other Governmental Authority or any arbitration proceeding.

“Adjusted Purchase Price” shall be as defined in Section 3.1.

“Adjustment Period” shall be as defined in Section 3.4(a).

“Adjustment Statement” shall be as defined in Section 3.4(a).

“Affiliate” shall mean, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person.  The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Aggregate Deductible Amount” shall mean Seven Million Dollars ($7,000,000) increased by an amount determined pursuant to Section 6.4.

“Agreed Rate” shall mean an annual rate of interest equal to the lesser of (i) the annual rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal plus three percent (3%) and (ii) the maximum rate of interest allowed by Law.

“Agreement” shall be as defined in the preamble hereof.

“Allocated Value” shall be as defined in Section 6.2(b).

“Area of Mutual Interest Agreement” shall be as defined in Section 11.2(e).

“Assets” shall mean twenty-seven and five-tenths percent (27.5%) of Seller’s right, title, and interest in and to the following described assets and properties (except to the extent constituting Excluded Assets):

Appendix A to Asset Purchase Agreement
-i-

(a)           The oil and gas leases, oil, gas, and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, rights of recoupment, options, contractual rights, and, without limiting the foregoing, other rights (of whatever character, whether legal or equitable, and whether vested or contingent) in and to the Hydrocarbons in, on, under, and that may be produced from, the lands described on Part I of the Property Schedule and the Option Properties (the “Leases”), and all tenements, hereditaments, and appurtenances relating or belonging thereto, together with each and every kind of character of right, title, claim, and interest in and to the lands covered thereby or pooled, unitized, or otherwise consolidated therewith, in each case, whether or not Seller owns record title thereto or has earned an interest therein as of the date hereof (collectively, the “Lands”);

(b)           Any and all oil, gas, water, injection, or disposal wells thereon or on pooled, communitized, or unitized acreage that includes all or any part of the Lands, including, without limiting the foregoing, the wells constituting Property Subdivisions, whether producing, non-producing, permanently or temporarily plugged and abandoned, and whether or not fully described on Part II of the Property Schedule (collectively, the “Wells”);

(c)           All easements, permits, privileges, licenses, servitudes, rights-of-way, surface leases, and other rights or agreements related to the use of the surface and subsurface, to the extent used, or held in connection with, the Lands or Property Subdivisions, but excluding any such permits, privileges, licenses, servitudes and other rights and agreements to the extent transfer is prohibited by contractual restriction or applicable Law (subject to such exclusions, the “Surface Agreements,” and, together with the Leases, Lands and Property Subdivisions, the “Properties”);

(d)           All (i) operating agreements; unitization, pooling, and communitization agreements; area of mutual interest agreements; joint venture agreements; exploration agreements; farmin and farmout agreements; and water rights agreements relating or applicable to the Properties or by which the Properties are bound and (ii) other contracts, commitments, agreements, arrangements and instruments relating or applicable to the Properties or by which the Properties are bound, but excluding such other contracts, commitments, agreements, arrangements and instruments to the extent transfer is prohibited  by contractual restriction (which, following a request by Seller, the Person in whose favor the restriction exists is unwilling to waive such restriction), and, in all cases, any and all amendments, ratifications, or extensions of the foregoing; provided, however, that the term “Contracts” shall not include the Leases and Surface Agreements (subject to such exclusions, the “Contracts”);

(e)           All equipment, machinery, fixtures, facilities, improvements, and other tangible personal property and improvements located on, or, to the extent charged to the Properties after the Effective Time, owned for use in connection with, the Properties or the production of Hydrocarbons from the Properties, and, without limiting the foregoing, tubular and other trade inventory (i) charged to the Properties pursuant to a Contract for which the Purchase Price is increased pursuant to Section 3.4, as adjusted pursuant to Section 3.5, whether or not located on the Properties or (ii) acquired for the account of or charged to the Properties after the Effective Time (subject to such exclusions, the “Equipment”);

Appendix A to Asset Purchase Agreement
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(f)           All (i) trade credits, accounts receivable, notes receivable, take-or pay amounts receivable, and other receivables and general intangibles to the extent attributable to the Assets with respect to periods of time from and after the Effective Time; and (ii) liens and security interests in favor of Seller, whether choate or inchoate, under any Law or under any of the Contracts to the extent arising from, or relating to the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets;

(g)           All Hydrocarbons produced from, or attributable to, the Properties on and after the Effective Time (whether or not produced from Wells or other Property Subdivisions located on the Lands); to the extent related to the Properties, all production, plant, transportation, and other imbalances as of the Effective Time; and all make-up rights with respect to take-or-pay payments, and proceeds with respect to any of the foregoing;

(h)           The Claims; and

(i)           Copies of all land, lease, and Well files; Contract files; division order files; abstracts; title opinions; logs; interpretive data; maps; and geophysical, geological, and other technical data (whether or not reprocessed), in each case, to the extent relating to the Assets, excluding, however (subject to the following exclusions, the “Records”):

(i)           all corporate, financial, Tax, and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets);

(ii)           any data, software, and records (including, without limitation, the licenses or other agreements granting the right to use the same) to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which, following request by Seller therefor, no consent to transfer has been received or for which Buyers have not agreed in writing to pay the fee or other consideration, as applicable;

(iii)           all legal records and legal files of Seller including all work product of and attorney-client communications with Seller’s legal counsel (other than title opinions);

(iv)           records and documents relating to the negotiation and consummation of the transactions contemplated hereby or pursuant to which the Assets were acquired by Seller; and

(v)           any data and records to the extent relating to the Excluded Assets;

(the assets described in clauses (i) through (v) are hereinafter referred to as the “Excluded Records”).

“Assumed Liabilities” shall mean any and all Covered Liabilities (a) to the extent related and attributable to the ownership, use, construction, maintenance or operation of the Assets on and after the Effective Time (including, without limitation, Environmental Liabilities), (b) to the extent required to be borne by Buyers pursuant to Section 3.4 or Article 12, and (c) to the extent

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constituting Tax obligations assumed by Buyers pursuant to Article 9; provided, however, Buyers do not assume, and Seller shall retain, all Covered Liabilities to the extent (i) Buyer is entitled to indemnification therefor pursuant to Section 14.2(b) or (ii) such Covered Liabilities are attributable to the Environmental Liabilities described in Schedule 4.1(s).

“Business Combination Transaction” shall mean a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the consolidated assets of Seller.

“Business Day” shall mean any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.

“Buyers” shall be as defined in the preamble of this Agreement.

“Buyer Indemnified Persons” shall be as defined in Section 14.2.

“Casualty Loss” shall be as defined in Section 8.9(a).

“Change of Control” shall mean the occurrence of any of the following (whether effectuated pursuant to one or a series of transactions):

(a)           any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Stock of Seller; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Voting Stock of Seller by Seller or any Subsidiary of Seller; (ii) any acquisition of Voting Stock of Seller by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Seller or any Subsidiary of Seller; and (iii) any acquisition of Voting Stock of Seller by Mercury Exploration Company, Quicksilver Energy, L.P., The Discovery Fund, Pennsylvania Avenue Limited Partnership, Pennsylvania Management Company, the estate of Frank Darden, Lucy Darden, Anne Darden Self, Glenn Darden or Thomas Darden, or their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or controlled affiliates;

(b)           a majority of the Board of Directors of Seller or its direct or indirect parent ceases to be comprised of Incumbent Directors;

(c)           the consummation of a Business Combination Transaction immediately after which the Voting Stock of Seller outstanding immediately prior to such Business Combination Transaction does not continue to represent (either by remaining outstanding or by being converted into Voting Stock of the entity surviving, resulting from, or succeeding to all or substantially all of Seller’s consolidated assets as a result of such Business Combination Transaction or any parent of such entity), at least 50% of the combined voting power of the then outstanding shares of Voting Stock of (i) the entity surviving, resulting from, or succeeding to all or substantially all of Seller’s consolidated assets as a result of, such Business Combination Transaction or (ii) any parent of any such entity (including, without limitation, an entity which as

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a result of such transaction owns Seller or all or substantially all of Seller’s assets either directly or through one or more subsidiaries);

(d)           (i) the sale, transfer, conveyance, divestiture or other disposition of Seller’s interests in the Properties associated with the Subject Wells to any Person other than to an Affiliate of Seller, such that, following such sale, transfer, conveyance, divestiture or other disposition, Seller's interest in fifty percent (50%) of the Subject Wells is less than Buyers' then interest in such Subject Wells and (ii) neither Seller nor any Affiliate operate at least fifty percent (50%) of the Subject Wells after giving effect to any transfers in (d)(i).

“Claim Notice” shall be as defined in Section 14.3(a).

“Claims” shall mean all right, title and interest of Seller to any claims and causes of action (and other rights with respect thereto) to the extent attributable to ownership, use, construction, maintenance or operation of the Assets subsequent to the Effective Time, including, without limitation, past, present or future claims, whether or not previously asserted by Seller, excluding, however, any claims against Seller or any past or present Affiliate of Seller.

“Closing” shall be the consummation of the transaction contemplated by Article 11.  The Closing with respect to part of the Assets may be delayed or extended as provided in Section 7.3 and Section 7.4.

“Closing Date” shall mean (a) the later of (i) June 15, 2009, or (ii) such later date, if any, to which the Closing is delayed on account of the disputes referenced in Section 15.1(a)(iii), or (b) such other date as may be mutually agreed in writing by Seller and Buyers.  The Closing Date with respect to part of the Assets may also be delayed or extended as provided in Section 7.3 and Section 7.4; provided that, the Closing Date for purposes of Section 11.1 shall be the Closing Date provided in the preceding sentence.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall be as defined in Section 5.2.

“Contracts” shall be as defined in clause (d) of the definition of Assets.

“Conveyance” shall be as defined in Section 8.3.

“Covered Liabilities” shall mean any and all debts, losses, liabilities, duties, fines, damages, claims, Taxes, costs and expenses (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action and any court costs, reasonable fees and expenses of expert witnesses, reasonable investigative expenses, reasonable fees and disbursements of legal counsel and other reasonable legal and investigative fees and expenses incurred in investigating, preparing or defending any Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any of the foregoing arising under, out of or in connection with any actual or threatened Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.

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“Cut-Off Date” means the day before the day that includes the Effective Time.

“Defensible Title” shall mean, respectively as to the Lease or Leases related to a particular Property Subdivision, title to such Property Subdivision and the Lease or Leases related to such Property Subdivision that, subject to and except for the terms of the Leases and any Permitted Encumbrances:  (a) entitles Seller (and will entitle Buyers, as successors in interest to Seller) to receive not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Property Subdivision in Part II the Property Schedule throughout the life of such Property Subdivision; (b) obligates Seller (and will obligate Buyers, as successors in interest to Seller) to bear the costs and expenses attributable to the maintenance, development, and operation of such Property Subdivision in an amount not greater than the applicable Working Interest or Working Interests specified for such Property Subdivision in Part II the Property Schedule throughout the life of such Property Subdivision, except increases that are accompanied by at least a corresponding and proportionate increase in Net Revenue Interest; and (c) is free and clear of all liens and encumbrances.

“Deposit” shall be as defined in Section 3.2.

“Effective Time” shall mean 7:00 a.m., Central Daylight Time, on April 1, 2009.

“Election Period” shall be as defined in Section 14.3(a).

“Eni Operating” shall be as defined in the preamble of this Agreement.

“Eni Petroleum” shall be as defined in the preamble of this Agreement.

“Environmental Consultant” shall mean E-Vironment, LP, or another environmental consulting firm of similar expertise and reputation approved by Seller, which approval will not be withheld or delayed unreasonably, which is retained by Buyers in connection with the Environmental Review.

“Environmental Laws” shall mean all Laws relating in any way to environmental protection, including, without limitation (a) the control of any potential pollutant, or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful.  “Environmental Laws” shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasi-governmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law.

“Environmental Liabilities” shall mean any and all costs (including costs of remediation), damages, settlements, expenses, penalties, fines, Taxes, prejudgment and post-judgment interest, court costs and attorneys’ fees incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent

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arising out of or under Environmental Laws or (b) pursuant to any claim or cause of action by a Governmental Authority or other third Person (other than Buyers and any Affiliate of Buyers) for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

“Environmental Permits” shall be as defined in Section 4.1(s)(ii).

“Environmental Review” shall be as defined in Section 5.3(a).

“Equipment” shall be as defined in clause (e) of the definition of Assets.

“Escrow Agent” shall mean JPMorgan Chase & Co.

“Escrow Agreement” shall mean that certain escrow agreement dated May 15, 2009, by and among Escrow Agent, Seller and Buyers.

“Examination Period” shall be as defined in Section 6.2(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Property” shall be as defined in Section 9.2.

“Excluded Assets” shall mean the following:

(a)           originals of all Records;

(b)           all deposits, cash, checks, funds and accounts receivable to the extent attributable to the Assets with respect to any period of time prior to the Effective Time;

(c)           all (i) Hydrocarbons produced from or attributable to the Properties with respect to all periods prior to the Effective Time, (ii) Hydrocarbons attributable to the Properties which, at the Effective Time, are in storage, within processing plants, in pipelines or otherwise held in inventory, and (iii) proceeds from or of such Hydrocarbons;

(d)           all receivables and cash proceeds to the extent expressly taken into account and for which credit was given in the determination of Net Cash Flow pursuant to Section 3.4, as adjusted pursuant to Section 3.5;

(e)           claims of Seller or any Affiliate of Seller for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time or (ii) any Taxes attributable to the Excluded Assets;

(f)           any futures, options, swaps or other derivatives of Seller or any of its Affiliates;

(g)           all rights, interests, assets and properties described in Schedule A-2;

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(h)           except as otherwise provided in Section 8.9 and except for insurance proceeds to the extent related to costs or expenses which constitute Assumed Liabilities, all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

(i)           all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller;

(j)           any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(k)           other than the agreements described in items 2 and 3 of Schedule 4.1(j), all transportation agreements, agreements for the marketing, sale, purchase or other disposition of Hydrocarbons, gathering agreements, compression agreements, processing agreements and drilling contracts; and

(l)           all Excluded Records.

“Excluded Liabilities” shall mean any and all Covered Liabilities (a) to the extent related and attributable to the ownership, use, construction, maintenance or operation of the Assets prior to the Effective Time (including, without limitation, Environmental Liabilities); (b) to the extent attributable to the Excluded Assets; (c)  to the extent constituting are Tax obligations retained by Seller pursuant to Article 9; (d) to the extent such Covered Liabilities would be the responsibility of Seller pursuant to Section 3.4 or Article 12; (e) to the extent caused by, arising out of, or resulting from off-site disposal of any Hazardous Materials from the Assets prior to the Effective Time; and (f) to the extent attributable to the Environmental Liabilities described in Schedule 4.1(s).

“Excluded Records” shall be as defined immediately after subclause (i)(v) of the definition of Assets.

“Fair Market Value” shall be as defined in Section 8.11(c).

“Final Adjustment Statement” shall be as defined in Section 3.5.

“Gathering Agreement” shall be as defined in Section 11.2(i).

“Governmental Authority” shall mean (a) the United States of America, (b) any state, county, municipality or other governmental subdivision within the United States of America, and (c) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

“Guaranteed Rate” shall mean an amount per MMBtu equal to (a) $8.60 minus (b) the sum of the costs and expenses per MMBtu that would be incurred by Seller to (a) gather, treat

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and process the subject gaseous Hydrocarbons during the month in question and (b) transport the subject gaseous Hydrocarbons from the location from which they are produced to Henry Hub during the month in question.

“Hazardous Materials” shall mean any pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes listed or regulated under any Environmental Law.

“Hydrocarbons” shall mean crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including, without limitation, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Incumbent Directors” shall mean the individuals who, as of November 24, 2008, are Directors of Seller and any individual becoming a Director subsequent to such date whose election, nomination for election by Seller’s shareholders, or appointment, was approved by a vote of a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of Seller in which such person is named as a nominee for director, without objection to such nomination).

“Indemnified Claim” shall be as defined in Section 14.3(a).

“Indemnified Person” shall be as defined in Section 14.3.

“Indemnifying Party” shall be as defined in Section 14.3.

“Initial Adjustment Amount” shall be as defined in Section 3.4(a).

“Joint Development Agreement” shall be as defined in Section 11.2(d).

“Joint Operating Agreement” shall be as defined in Section 11.2(f).

“knowledge” shall mean, (a) with respect to Seller, the actual knowledge (excluding any imputed or implied knowledge) of the following individuals after a reasonable inquiry by them of their respective direct reports:

Stan Page
Scott Herstein
John Regan
Clay Blum
John Hinton
Judy Raab
Chris Cirone (for purposes of Section 4.1(f)(i) only)

and (b) with respect to Buyers, the actual knowledge (excluding any imputed or implied knowledge) of the following individuals after a reasonable inquiry by them of their respective direct reports:

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Martin Black
Brian Lloyd
David Dougal
Gary Clifford
Bob White
Jason Ervin
Susan Lindberg (for purposes of Section 4.2(f) only)

“Lands” shall be as defined in clause (a) of the definition of Assets.

“Law” shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall be as defined in clause (a) of the definition of Assets.

“Material Adverse Effect” shall mean a material adverse effect on the value of the Assets taken as a whole (after taking into account any insurance, indemnity and other recoveries payable in respect thereof), excluding any effect resulting from any change in economic, industry or market conditions (whether general or regional in nature or limited to any area where any Assets are located) or from any change in Law or regulatory policy.

“Material Contract” shall mean, to the extent binding upon the Assets and Buyers’ ownership thereof or operations with respect thereto from and after Closing, any Contract (whether or not written) which is one or more of the following types:

(a)           Any agreement with any Affiliate of Seller;

(b)           Any agreement for the sale, purchase, exchange, or other disposition of Hydrocarbons which is not cancelable without penalty on sixty (60) days prior written notice;

(c)           Except for agreements for the sale, purchase, exchange or other disposition of Hydrocarbons, any agreement to sell, lease, farmout, or otherwise dispose of all or any part of the Assets other than rights of reassignment upon abandonment of an Asset;

(d)           Any area of mutual interest agreement;

(e)           Any tax partnership agreement or arrangement or other election of Seller to be subject, in connection with a third Person, to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code;

(f)           Except for Leases and operating, unitization, pooling and communitization agreements, any agreement that could reasonably be expected to result in aggregate payments by Seller of more than Two Million Five Hundred dollars ($2,500,000) during the current or any subsequent fiscal year; or

(g)           Any agreement for the lease or rental to Seller of compressors which is not cancellable without penalty on sixty (60) days prior written notice.

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“Net Cash Flow” shall be as defined in Section 3.4(c).

“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to a Property Subdivision.

“Nortex Exploration Agreement” shall mean that certain Exploration and Participation Agreement (Expansion Area) Tarrant and Denton Counties, Texas, dated January 1, 2005, by and between Chief Oil & Gas LLC, Chief Holdings LLC and Nortex Minerals, L.P., as amended.

"Operational Defects" shall be as defined in Section 6.7.

“Option Failure” shall mean, with respect to a particular Option Property, the loss by Seller of the right to acquire or earn an interest in and to such Option Property (or any portion thereof) as a result of the failure to comply with the drilling and other conditions set forth in the Nortex Exploration Agreement.

“Option Properties” shall mean the lands referenced in Schedule A-4.

“Option Property Defect Amount” shall mean, with respect to an Option Failure, an amount equal to the product of (a) the price per net acre reflected on Schedule A-4 for the Option Property affected by such Option Failure multiplied by (b) the number of net acres included in such Option Property that are affected by such Option Failure.

“Party” and “Parties” shall be as defined in the preamble hereof.

“Paying Party” shall be as defined in Section 9.1(b).

“Permitted Encumbrances” shall mean any of the following matters:

(a)           all agreements, instruments, documents, liens, encumbrances, and other matters which are described in Schedule A-3 to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest (or the Net Revenue Interest of Buyers, as successors in interest to Seller) with respect to any Property Subdivision below that shown in Part II of the Property Schedule or increase Seller’s share of costs and expenses (or the share of costs and expense of Buyers, as successors in interest to Seller) with respect to any Property Subdivision above that shown in Part II of the Property Schedule without a corresponding and proportionate increase in Net Revenue Interest;

(b)           any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of Hydrocarbons therefrom, in each case, to the extent arising in the ordinary course of business and that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate actions

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and for which adequate reserves are being maintained in accordance with the Accounting Principles;

(c)           any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves are being maintained in accordance with the Accounting Principles;

(d)           any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Leases to the extent payment and other obligations secured by such liens is not yet delinquent, or if delinquent, that are being contested in good faith by appropriate actions in the ordinary course of business and for which adequate reserves are being maintained in accordance with the Accounting Principles;

(e)           Subject to Article 7, Preference Rights and Transfer Requirements;

(f)           any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to operations to the extent such matters do not, individually or in the aggregate, interfere in any material respect with Seller’s operation of the portion of the Property Subdivision burdened thereby;

(g)           agreements and obligations to the extent relating to (i) imbalances with respect to the production, transportation or processing of gas; or (ii) calls or purchase options on Hydrocarbons exercisable at current fair market prices or the posted prices of such purchaser;

(h)           all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other similar burdens to the extent that they do not, individually or in the aggregate, reduce Seller’s net revenue interest (or the net revenue interest of Buyers, as successors in interest to Seller) with respect to any Property Subdivision below that shown in Part II of the Property Schedule or increase Seller’s share of costs and expenses (or the share of costs and expense of Buyers, as successors in interest to Seller) with respect to any Property Subdivision above that shown in Part II of the Property Schedule without a corresponding and proportionate increase in Net Revenue Interest;

(i)           subject to the special warranty of title in the Conveyance (but without in any way limiting the last sentence of Section 6.1), any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Buyers pursuant to Article 6;

(j)           rights reserved to or vested in any Governmental Authority to control or regulate any of the wells, well locations or units included in the Assets and all applicable Laws, rules, regulations and orders of such Governmental Authorities to the extent that same do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest (or the Net Revenue Interest of Buyers, as successors in interest to Seller) with respect to any Property Subdivision below that shown in Part II of the Property Schedule or increase Seller’s share of costs and expenses (or the share of costs and expense of Buyers, as successors in interest to Seller) with respect to any Property Subdivision above that shown in Part II of the Property Schedule without a corresponding and proportionate increase in Net Revenue Interest;

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(k)           the terms and conditions of all Contracts and Leases to the extent that same do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest (or the Net Revenue Interest of Buyers, as successors in interest to Seller) with respect to any Property Subdivision below that shown in Part II of the Property Schedule or increase Seller’s share of costs and expenses (or the share of costs and expense of Buyers, as successors in interest to Seller) with respect to any Property Subdivision above that shown in Part II of the Property Schedule without a corresponding and proportionate increase in Net Revenue Interest;

(l)           rights of reassignment requiring notice or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

(m)           all consents and approvals of or filings with any applicable Governmental Authorities in connection with assignments of the Assets as contemplated by Section 7.5.

“Person” shall mean any Governmental Authority or any individual, firm, partnership, corporation, association, joint venture, trust, unincorporated organization or other entity or organization.

“Preference Property” shall be as defined in Section 7.2.

“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Production Taxes” shall mean severance, production and similar Taxes based upon, or measured by, the production of Hydrocarbons.

“Properties” shall be as defined in clause (c) of the definition of Assets.

“Property Costs” shall be as defined in Section 3.4(c).

“Property Schedule” shall mean Schedule A-1 attached to and made a part of this Agreement.

“Property Subdivision” shall mean each Well, well location (including a non-producing, undeveloped, probable or possible well location), or unit described or referenced on Part II of the Property Schedule.

“Property Taxes” shall mean ad valorem, property, excise and similar Taxes and shall exclude Production Taxes, Transfer Taxes, and Taxes based upon, measured by, or calculated with respect to (a) net income, profits, or similar measures, or (b) multiples bases (including corporate franchise, business and occupation, business license, or similar Taxes) if one or more of the bases on which such Tax is based, measured, or calculated is described in clause (a), above, in each case, together with any interest, penalties, or additions to such Tax.

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“Purchase Price” shall be as defined in Section 3.1.

“Records” shall be as defined in clause (i) of the definition of Assets.

“Reimbursing Party” shall be as defined in Section 9.1(b).

“Remaining Buyer Assets” shall be as defined in Section 8.11(a)(i).

“Reserve Report” shall mean the Aries database that supports that certain six (6) page report dated February 13, 2009, and dated effective as of April, 2009, entitled “Alliance – Schlumberger forecasts - $8.60 for 2009-2010 then Strip”.

“Retained Asset” shall be as defined in Section 7.4.

“Sale Appraiser” shall be as defined in Section 8.11(c).

“Seller” shall be as defined in the preamble of this Agreement.

“Seller Indemnified Persons” shall be as defined in Section 14.1.

“Seller Title Credit” shall be as defined in Section 6.4.

“Seller Title Credit Amount” shall be as defined in Section 6.4.

“Seller Title Credit Notice” shall be as defined in Section 6.2(c).

“Straddle Period” shall be as defined in Section 9.1(b).

“Subsidiary” shall mean a corporation, partnership, limited liability company or other entity in which Seller owns directly or indirectly more than 50% of the outstanding shares of voting stock or other voting interest.

“Surface Agreements” shall be as defined in clause (c) of the definition of Assets.

"Subject Wells" shall be as defined in the Joint Development Agreement.

“Turnkey Completion Rate” shall be as defined in the Joint Development Agreement.

“Turnkey Drilling Rate” shall be as defined in the Joint Development Agreement.

“Tax” shall mean (a) any federal, state, provincial, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, goods and services, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and (b) liability for items in subparagraph (a), above, of any other Person by contract, operation of law (including Treasury Regulation 1.1502 6) or otherwise.

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“Tax Allocation Schedule” shall be as defined in Section 3.3.

“Tax Return” shall mean any return, report, election, declaration, statement, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes or any amendment thereof.

“Termination Date” shall be as defined in Section 15.1(a)(ii).

“Title Arbitrator” shall be as defined in Section 6.5(b).

“Title Defect” shall be as defined in Section 6.3.

“Title Defect Amount” shall be as defined in Section 6.2(e).

“Title Defect Notice” shall be as defined in Section 6.2(a).

“Title Defect Property” shall be as defined in Section 6.2(d)(i).

“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Asset or any interest therein, regardless of the legal effect of failure to comply with such requirement prior to such sale, assignment, transfer or encumbrance.

“Transfer Taxes” shall be as defined in Section 9.3.

“Voting Stock” shall mean securities entitled to vote generally in the election of Directors of Seller.

“Use and Access Agreement” shall be defined in Section 11.2(g).

“Wells” shall be as defined in clause (b) of the definition of Assets.

“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.

Appendix A to Asset Purchase Agreement
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